Exhibit 10.1

$665,000,000

CREDIT AGREEMENT

among

BUNGE LIMITED FINANCE CORP.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

and

COBANK, ACB,
as Administrative Agent and Lead Arranger

Dated as of May 30, 2013

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SECTION 4.	CONDITIONS PRECEDENT	32

4.1	Conditions to Effectiveness	32
4.2	Conditions to Phase II Effective Date	34
4.3	Conditions to Each Loan	34

SECTION 5.	COVENANTS	34

5.1	Affirmative Covenants	35
5.2	Negative Covenants	37
5.3	Use of Websites	39

SECTION 6.	EVENTS OF DEFAULT	40

SECTION 7.	AGENCY	42

7.1	Appointment	42
7.2	Delegation of Duties	42
7.3	Exculpatory Provisions	42
7.4	Reliance by Administrative Agent	43
7.5	Notice of Default	43
7.6	Non-Reliance on Administrative Agent and Other Lenders	43
7.7	Indemnification	44
7.8	Administrative Agent in Its Individual Capacity	44
7.9	Successor Administrative Agent	44
7.10	Administrative Agent Communications	45

SECTION 8.	MISCELLANEOUS	45

8.1	Amendments and Waivers	45
8.2	Notices	46
8.3	No Waiver; Cumulative Remedies	47
8.4	Survival of Representations and Warranties	47
8.5	Payment of Expenses	47
8.6	Successors and Assigns; Participations and Assignments	48
8.7	Adjustments; Set-off	51
8.8	Counterparts	52
8.9	Severability	52
8.10	Integration	52
8.11	GOVERNING LAW	52
8.12	Submission To Jurisdiction; Waivers	52
8.13	Acknowledgements	53
8.14	Confidentiality	53
8.15	WAIVERS OF JURY TRIAL	54
8.16	No Bankruptcy Petition Against the Borrower; Liability of the Borrower	54
8.17	Conversion of Approved Currencies into Dollars	54
8.18	U.S.A. Patriot Act	54

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SCHEDULES:

1.1	Commitments
3.3	Consents, Authorizations, Filings and Notices

EXHIBITS:

A	Form of Guaranty Agreement
B-1	Form of Borrower Responsible Officer’s Certificate
B-2	Form of Borrower Secretary Certificate
B-3	Form of Guarantor Responsible Officer’s Certificate
B-4	Form of Guarantor Assistant Secretary Certificate
C	Form of Assignment and Acceptance
D-1	Form of Legal Opinion of Reed Smith LLP
D-2	Form of Legal Opinion of Conyers Dill & Pearman Limited
E	Form of Exemption Certificate
F	Form of Commitment Increase Supplement
G	Form of Additional Lender Supplement
H	Form of Phase II Effective Date Request
I	Closing Date Voting Participants

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THIS REVOLVING CREDIT AGREEMENT (as amended, supplemented or otherwise modified in accordance with the terms hereof and in effect from time to time, this “Agreement”), dated as of May 30, 2013, is among BUNGE LIMITED FINANCE CORP., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and COBANK, ACB, a federally chartered instrumentality of the United States, as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1.   DEFINITIONS

1.1       Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2012 Credit Agreement”: the Amended and Restated Credit Agreement dated as of August 21, 2012 among the Borrower, the several lenders from time to time parties thereto, and CoBank, as administrative agent, syndication agent and lead arranger.

“Additional Lender”:  as defined in Section 2.1(c).

“Additional Lender Supplement”:  as defined in Section 2.1(c).

“Adjusted LIBO Rate”:  with respect to any Eurocurrency Loan for each day during each Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent”:  CoBank, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”:  with respect to any specified Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to the amount of such Lender’s Commitment then in effect or, if the Commitments have been terminated, the amount of such Lender’s Loans then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Annex X”:  Annex X (as amended, supplemented or otherwise modified and in effect from time to time) attached to the Pooling Agreement.

“Applicable Margin”:  the per annum rate set forth in the applicable row of the table below:

Rating	Spread
Level I	1.050%
Level II	1.175%
Level III	1.300%
Level IV	1.425%
Level V	1.675%

“Applicable Moody’s Rating”:  the senior long-term unsecured debt rating that Moody’s provides of (i) the Guarantor or (ii) if Moody’s does not provide such a rating of the Guarantor, then the Master Trust or (iii) if Moody’s does not provide such a rating of the Guarantor or the Master Trust, then the Borrower.

“Applicable S&P Rating”:  the senior long-term unsecured debt rating that S&P provides of (i) the Guarantor or (ii) if S&P does not provide such a rating of the Guarantor, then the Master Trust or (iii) if S&P does not provide such a rating of the Guarantor or the Master Trust, then the Borrower.

“Assignee”:  as defined in Section 8.6(c).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit C.

“Assignor”:  as defined in Section 8.6(c).

“Available Commitment”:  as to any Lender at any time, an amount equal to such Lender’s Commitment then in effect minus:

(a)                               the principal amount of its outstanding Loans on such date; and

(b)                              for purposes of Section 2.2 only, in relation to any proposed borrowing or Loan, the principal amount of any Loans that are due to be made by such Lender on or before the proposed Borrowing Date.

“BAFC”:  Bunge Asset Funding Corp., a Delaware corporation, and its successors and permitted assigns.

“BASEL III”:  the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III:  A global regulatory framework for more resilient banks and banking systems”, “Basel III:  International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on December 16, 2010.

“Benefitted Lender”:  as defined in Section 8.7(a).

“BFE”:  Bunge Finance Europe B.V., a company organized under the laws of The Netherlands, and its successors and permitted assigns.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”:  with respect to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Borrower”:  as defined in the preamble hereto.

“Borrower Account”:  any account established by or for the Borrower, other than the Series 2002-1 Collection Subaccount (or any sub-subaccount thereof), for the purpose of depositing funds borrowed hereunder or under any Pari Passu Indebtedness, any amounts paid pursuant to the Series 2002-1 VFC and all amounts received with respect to Hedge Agreements.

“Borrower Permitted Lien”:  Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof or upon posting a bond in connection therewith and reserves to the extent required by GAAP with respect thereto have been provided on the books of the Borrower.

“Borrowing”:  Loans of the same Type and currency, made, converted or continued on the same date to the Borrower and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Borrowing Time”:  as defined in Section 2.2.

“Bunge Funding”:  Bunge Funding, Inc., a Delaware corporation, and its successors and permitted assigns.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in Denver, Colorado or New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Capital Stock”:  with respect to any Person, any and all shares, interests, rights to purchase, warrants, options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock or shares, preferred stock or shares and partnership and joint venture interests) of such Person (excluding any debt securities convertible into, or exchangeable for, such equity).

“Change in Control”:  the occurrence of any of the following:

(1)        the Guarantor becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination, of 50% or more of the total voting power of the Voting Stock of the Guarantor then outstanding;

(2)        the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Guarantor and its Subsidiaries, taken as a whole, to any Person that is not a Subsidiary of the Guarantor; or

(3)        the first day on which a majority of the members of the Guarantor’s Board of Directors are not Continuing Directors.

“Closing Date”:  the date on which the conditions precedent set forth in Section 4.1 have been satisfied.

“CoBank”: CoBank, ACB, a federally chartered instrumentality of the United States.

“Code”:  the United States Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Commitment”:  as to any Lender, the obligation of such Lender to make Loans in an aggregate principal amount not to exceed that Lender’s Commitment Amount. For the avoidance of doubt, no Lender’s Commitment prior to the Phase II Effective Date shall include any amount attributable to such Lender’s Phase II Commitment Amount.

“Commitment Amount”: as to any Lender, (i) prior to the Phase II Effective Date, that Lender’s Initial Commitment Amount (if any), and (ii) from and after the Phase II Effective Date, the sum of that Lender’s Initial Commitment Amount (if any) and that Lender’s Phase II Commitment Amount (if any), in each case as the same may be increased or reduced from time to time pursuant to the terms hereof

“Commitment Fee Rate”:  the rate per annum set forth in the applicable row of the table below:

Rating	Commitment Fee Rate
Level I	0.125%
Level II	0.150%
Level III	0.200%
Level IV	0.225%
Level V	0.275%

“Commitment Increase Supplement”:  as defined in Section 2.1(c).

“Commitment Period”:  the period from and including the Closing Date to the earlier of (a) the Termination Date or (b) the date of termination of the Commitments in accordance with the terms hereof.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.12, 2.13, 2.14 or 8.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Connection Income Taxes”:  Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continuing Directors”:  as of any date of determination, any member of the Board of Directors of the Guarantor who (a) was a member of such Board of Directors on the Closing Date; or (b) was nominated for election, appointed or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Guarantor’s proxy statement in which such member was named as a nominee for election as a director).

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Daily Report”:  a report prepared by the Servicer on each Business Day required pursuant to Section 4.01 of the Servicing Agreement or Section 5.1(o) of this Agreement, in substantially the form of Exhibit B attached to the Series 2002-1 Supplement.

“Default”:  any of the events specified in Section 6, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulted Loan”:  any Purchased Loan with respect to which the related Obligor or the Guarantor has failed to make any payment due and owing (whether at the stated maturity, by acceleration or otherwise) for a period of at least eight (8) days or more.

“Defaulting Lender”:  any Lender that (a) has failed to fund any portion of its Loans required to be funded by it hereunder within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding a Loan under this Agreement cannot be satisfied), (c) has otherwise failed to pay over to the Administrative Agent any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (d) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a “Defaulting Lender” solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or instrumentality thereof.

“Delinquent Loan”:  any Purchased Loan (a) with respect to which the related Obligor or the Guarantor has failed to make any payment due and owing (whether at the stated maturity, by acceleration or otherwise) for a period of at least one (1) day but not greater than seven (7) days or (b) as to which an Insolvency Event has occurred with respect to the related Obligor.

“Designated Obligors”:  the Guarantor and the Subsidiaries of the Guarantor set forth on Schedule IV to the Guaranty Agreement hereto (and their successors) and any other Subsidiaries of the Guarantor designated by the Guarantor from time to time that satisfy the conditions set forth in the definition of “Eligible Obligor” in Annex X to the Pooling Agreement. Notwithstanding the immediately preceding sentence, with the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld), the Guarantor may from time to time identify the Guarantor and certain Subsidiaries that shall not be classified as Designated Obligors.

“Designated Website”:  as defined in Section 5.3(a).

“Dollar Equivalent”:  on any date of determination (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Master Trust Approved Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.2(e) using the Rate of Exchange with respect to such currency on such date in effect under the provisions of such Section.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  with respect to any Person, any trade or business (whether or not incorporated) that is a member of a group of which such Person is a member and which is treated as a single employer under Section 414 of the Code.

“ERISA Event”:  (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, the filing of an application for a minimum funding waiver with respect to a Plan, or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by the Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan; (h) a determination that any Plan is, or is expected to be, in “at risk” status, within the meaning of Section 430 of the Code; or (i) the receipt by the Borrower or any of its ERISA Affiliates of a determination that a Multiemployer Plan is in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“Euro” and “EUR”:  the single lawful currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to a treaty establishing the European Union (as amended from time to time).

“Eurocurrency”:  when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (which term shall (for the avoidance of doubt) not include Loans bearing interest at the Weekly Reset LIBO Rate).

“Event of Default”:  any of the events specified in Section 6, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”:  the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Taxes”: any of the following Taxes imposed on, or required to be withheld or deducted from a payment to, a Lender or any other recipient of payment to be made by or on account of any obligation of the Borrower hereunder: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or other recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to the failure by the Lender to comply with Section 2.13(e) or 2.13(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Farm Credit Lender”: a lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable to and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”:  for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Funding Office”:  the office of the Administrative Agent specified in Section 8.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group Members”:  the collective reference to the Borrower, the Guarantor and the Designated Obligors.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations

(the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”:  Bunge Limited, a company incorporated under the laws of Bermuda, as guarantor pursuant to the Guaranty Agreement.

“Guaranty Agreement”:  the Guaranty to be executed and delivered by the Guarantor, substantially in the form of Exhibit A.

“Hedge Agreements”:            all swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Hedge Termination Amounts”:  as the context requires hereunder, all amounts (i) due and owing by the Borrower or (ii) received by the Borrower, in each case in connection with the termination of a Hedge Agreement entered into by the Borrower.

“Increasing Lender”:  as defined in Section 2.1(c).

“Indebtedness”:  as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (e) all obligations of such Person created or arising under any conditional sales or other title retention agreement with respect to any property acquired by such Person (including without limitation, obligations under any such agreement which provides that the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person with respect to letters of credit and similar instruments, including without limitation obligations under reimbursement agreements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (h) all Guarantee Obligations of such Person (other than guarantees of obligations of direct or indirect Subsidiaries of such Person).

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Commitment Amount”:  as to any Lender, the amount set forth under the heading “Initial Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be increased or reduced from time to time pursuant to the terms hereof. The original aggregate amount of the Initial Commitment Amounts is $368,000,000.

“Insolvency Event”:  as defined in Annex X to the Pooling Agreement.

“Interest Payment Date”:  (a) as to any Weekly Reset LIBO Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan, and ending one, two, three, six or, if available to all of the Lenders, twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurocurrency Loan, and ending one, two, three, six or, if available to all of the Lenders, twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 10:00 A.M. on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)         if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)        the Borrower may not select an Interest Period that would extend beyond the Termination Date, or an Interest Period beginning before but ending after the Phase II Effective Date (determined with the assumption that the Phase II Effective Date occurs on December 15, 2013);

(iii)       any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)       the Borrower shall select Interest Periods so as not to require a payment or prepayment of the principal of any Eurocurrency Loan during an Interest Period for such Loan.

“Investor Certificateholder”:  as defined in Annex X to the Pooling Agreement.

“JPMorgan Credit Agreement”:  the Revolving Credit Agreement dated as of November 17, 2011 among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the several lenders and other parties from time to time parties thereto.

“Lender Affiliate”:  (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lenders”:  as defined in the preamble hereto; provided, that (i) unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender and (ii) for the sole purpose of determining voting rights under this Agreement and the other Loan Documents, each reference herein to the Lenders shall include the Voting Participants.

“Level I”, “Level II”, “Level III”, “Level IV” and “Level V”:  the respective Level set forth below:

	S&P	Moody’s
Level I	A- or higher	A3 or higher
Level II	BBB+	Baa1
Level III	BBB	Baa2
Level IV	BBB-	Baa3
Level V	BB+ or lower	Ba1 or lower

provided that if on any day the Applicable Moody’s Rating and the Applicable S&P Rating do not coincide for any rating category and the Level differential is (x) one level, then the higher of the Applicable S&P Rating or the Applicable Moody’s Rating will be the applicable Level; (y) two levels, the Level at the midpoint will be the applicable Level; and (z) more than two levels, the higher of the intermediate Levels will be the applicable Level.

“LIBO Rate”:  with respect to any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars on the London interbank dollar market (as reported by Bloomberg Information Services (or any successor thereto or any other readily available service selected by the Administrative Agent that has been approved by the British Bankers Association as authorized information vendor for purposes of displaying rates)), for a period corresponding to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall equal the rate determined by the Administrative Agent to be a rate at which Dollar deposits are offered to major banks in the London interbank Eurodollar market for funds to be made available for a period corresponding to such Interest Period.

“Lien”:  with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Guaranty Agreement and the Notes.

“Loan Parties”:  each Group Member that is a party to a Loan Document.

“Mandatory CP Wind-Down Event”:  as defined in Annex X to the Pooling Agreement.

“Master Trust”:  the Bunge Master Trust created by the Pooling Agreement.

“Master Trust Approved Currency”:  Dollars, Euro, Sterling and Yen.

“Material Adverse Effect”:  (a) a material adverse effect on the business, property, operations, condition (financial or otherwise) or prospects of the Borrower or of the Guarantor and its consolidated Subsidiaries taken as a whole, (b) a material impairment of the collectability of the Purchased Loans taken as a whole or (c) a material impairment of the validity or enforceability of this Agreement or any of the other Loan Documents or of the Transaction Documents or the rights or remedies of the Administrative Agent or the Lenders against the Borrower or the Guarantor hereunder or under the other Loan Documents.

“Monthly Settlement Statement”:  as defined in Annex X to the Pooling Agreement.

“Moody’s”:  Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan”:  with respect to any Person, a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which such Person or any ERISA Affiliate of such Person (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan”:  a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its ERISA Affiliates and at least one Person other than the Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-U.S. Lender”:  as defined in Section 2.13(e).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Obligor”:  as defined in Annex X to the Pooling Agreement.

“Other Connection Taxes”: with respect to a Lender or any other recipient of payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such Lender or other recipient and the jurisdiction imposing such

Tax (other than connections arising from such Lender or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Lender”:  as defined in Section 2.1(c).

“Other Participant”: as defined in Section 8.6(b).

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, addition to tax or penalties applicable thereto.

“Pari Passu Indebtedness”:  the Dollar Equivalent of (i) Indebtedness for borrowed money, the proceeds of which are used to either increase the Series 2002-1 Invested Amount, refinance Indebtedness originally used for such purpose and/or pay expenses incurred in connection with this Agreement or any such other Indebtedness, and (ii) indebtedness incurred in connection with Hedge Agreements entered into in connection with the Loans hereunder and any Pari Passu Indebtedness described in clause (i) above, in each case which ranks not greater than pari passu (in priority of payment) with the Loans.

“Participant”:  an Other Participant or a Voting Participant.

“Participant Register”:  as defined in Section 8.6(b).

“Payment Period”:  a period commencing on a date on which the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents have become due and payable (whether at the stated maturity, by acceleration or otherwise) and ending on the date the Loans (with accrued interest thereon) and all such other amounts are paid in full by the Borrower or the Guarantor.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any Person succeeding to the functions thereof.

“Permitted Indebtedness”:  (a) Indebtedness of the Borrower pursuant to this Agreement and (b) Pari Passu Indebtedness.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Phase II Commitment Amount”:  as to any Lender, the amount set forth under the heading “Phase II Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be increased or reduced from time to time pursuant to the terms hereof. The original aggregate amount of the Phase II Commitment Amounts is $297,000,000.

“Phase II Effective Date”: the date determined as set forth in Section 2.1(b).

“Plan”:  a Single Employer Plan or a Multiple Employer Plan.

“Pooling Agreement”:  the Fifth Amended and Restated Pooling Agreement, dated as of June 28, 2004, among Bunge Funding, Bunge Management Services, Inc., as servicer and the Trustee named therein, as the same may be amended, supplemented or otherwise modified from time to time.

“Potential Series 2002-1 Early Amortization Event”:  an event which, with the giving of notice or the lapse of time or both, would constitute a Series 2002-1 Early Amortization Event.

“Prime Rate”:  a variable rate of interest per annum equal to the “U.S. prime rate” as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal, or if the Eastern Edition of The Wall Street Journal is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal. In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent on a regular basis, the term “Prime Rate” shall be determined on any day by reference to such other regularly published average prime rate for such date applicable to such commercial banks as is acceptable to the Administrative Agent in its sole discretion.  Any change in Prime Rate shall be automatic, without the necessity of notice provided to the Borrower or any other Loan Party.

“Purchased Loans”:  as defined in Annex X to the Pooling Agreement.

“Rate of Exchange”:  as of the relevant date, the rate of exchange set forth on the relevant page of the Reuters screen on or about 11:00 A.M., New York time, for the purchase of (as the context shall require) a Master Trust Approved Currency with any other Master Trust Approved Currency on such date.

“Register”:  as defined in Section 8.6(d).

“Regulation D”:  Regulation D of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Required Lenders”:  at any time, the holders (including Voting Participants in accordance with Section 8.6(b)) of more than 50% of the Aggregate Exposure Percentage.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  as to any Person, any member of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President of such Person or any other officer of such Person customarily performing functions similar to those performed by any of the above-designated officers.

“S&P”:  Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“Sale Agreement”:  the Second Amended and Restated Sale Agreement, dated as of September 6, 2002, among Bunge Funding, as Buyer, Bunge Finance Limited, a Bermuda company, as a Seller, and Bunge Finance North America, Inc., a Delaware corporation, as a Seller, as the same may be amended, supplemented or otherwise modified from time to time.

“Series”:  as defined in Annex X to the Pooling Agreement.

“Series 2002-1 Accrued Interest”:  as defined in Annex X to the Pooling Agreement.

“Series 2002-1 Allocated Loan Amount”:  as defined in Annex X to the Pooling Agreement.

“Series 2002-1 Collection Subaccount”:  as defined in Annex X to the Pooling Agreement.

“Series 2002-1 Early Amortization Event”:  as defined in Annex X to the Pooling Agreement.

“Series 2002-1 Invested Amount”:  as defined in Annex X to the Pooling Agreement.

“Series 2002-1 Maximum Invested Amount”:  as defined in Annex X to the Pooling Agreement.

“Series 2002-1 Supplement”:  the Fifth Amended and Restated Series 2002-1 Supplement to the Pooling Agreement, dated as of November 17, 2011, among the Borrower, Bunge Funding, Bunge Management Services, Inc., as Servicer and The Bank of New York Mellon, as Trustee, as the same may be amended, supplemented or otherwise modified from time to time.

“Series 2002-1 VFC”:  the interest in the Master Trust created and authorized pursuant to the Series 2002-1 Supplement and the Pooling Agreement that is designated as the “Series 2002-1 VFC Certificate” pursuant to the Series 2002-1 Supplement.

“Servicer”:  Bunge Management Services, Inc., a Delaware corporation, and any “Successor Servicer” (as defined in Annex X to the Pooling Agreement).

“Servicing Agreement”:  the Third Amended and Restated Servicing Agreement, dated as of December 23, 2003, among Bunge Funding, the Servicer, and The Bank of New York Mellon, as Trustee, as the same may be amended, supplemented or otherwise modified from time to time.

“Single Employer Plan”:  a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its ERISA Affiliates and no Person other than the Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent”:  with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate”:  a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling”:  the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Taxes”:  any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date”:  May 30, 2018.

“Total Commitments”:  at any time, the aggregate amount of all Lenders’ Commitments then in effect.

“Total Loans”:  at any time, the aggregate principal amount of the Loans of the Lenders outstanding at such time.

“Transaction Documents”:  the collective reference to the Pooling Agreement, the Series 2002-1 Supplement, the Series 2002-1 VFC, the Sale Agreement and the Servicing Agreement.

“Transferee”:  any Assignee or Participant.

“Trustee”:  as defined in Annex X to the Pooling Agreement.

“Type”:  as to any Loan, its nature as a Weekly Reset LIBO Rate Loan or a Eurocurrency Loan.

“United States”:  the United States of America.

“Voting Participant”: as defined in Section 8.6(b).

“Voting Participant Notification”: as defined in Section 8.6(b).

“Voting Stock”:  with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weekly Reset LIBO Rate”:  an interest rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (a) the LIBO Rate for an interest period of one month, as determined in accordance with the definition of “LIBO Rate,” multiplied by (b) the Statutory Reserve Rate; provided, however, upon the occurrence of any event described in Section 2.10, the Weekly Reset LIBO Rate shall be the Prime Rate.  The Weekly Reset LIBO Rate shall be reset weekly, without the necessity of notice being provided to the Borrower or any other Person, on the first Business Day of each week and shall be adjusted automatically on and as of the effective date of any change in the Statutory Reserve Rate.

Information about the then-current Weekly Reset LIBO Rate shall be made available upon telephonic request.

“Weekly Reset LIBO Rate Loans”:  Loans the rate of interest applicable to which is based upon the Weekly Reset LIBO Rate.

“Withdrawal Liability”:  liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent”:  the Borrower and the Administrative Agent.

“Yen”:  the lawful currency of Japan.

1.2       Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)        As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein).

(c)        The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)        The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)        The Borrower and the Administrative Agent shall use the Rate of Exchange in effect on any applicable date of determination for purposes of calculating the Dollar Equivalent of any amount denominated in a Master Trust Approved Currency other than Dollars.

(f)        Notwithstanding any other provision contained herein or in the other Loan Documents, all terms of an accounting or financial nature used herein and in the other Loan Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Loan Documents shall be made, and prepared:

(i)         in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 5.2 below (and all defined terms used in the definition of any accounting term used in Section 5.2 below) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the financial statements referred to in Section 3.15 below. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 5.2 below, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at the time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein; and

(ii)        without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower, BFE, BAFC, the Guarantor or any of their Subsidiaries at “fair value”, as defined therein.

(g)        All references to times of day in this Agreement shall be references to Denver, Colorado time unless otherwise specifically provided.

SECTION 2.          AMOUNT AND TERMS OF COMMITMENTS

2.1       Commitments.

(a)        Commitment to Make Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount of such Lender’s then-applicable Commitment. The Borrower shall not request and no Lender shall be required to make any Loan if, after making such Loan, the Total Loans would exceed the Total Commitments then in effect. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Subject to Section 2.10, each Loan shall be either a Weekly Reset LIBO Rate Loan or a Eurocurrency Loan, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.6. The Borrower shall repay all outstanding Loans not later than the Termination Date.

(b)        Phase II Effective Date. At any time during the Commitment Period and on or before December 11, 2013, the Borrower may, by notice to the Administrative Agent in substantially the form of Exhibit H, request that the Phase II Effective Date occur on a date not more than 30 and not less than 3 Business Days following such notice (and in any event not later than December 15, 2013). The Phase II Effective Date shall occur on the date specified in such notice so long as, on the date so specified, each of the conditions specified in Section 4.2 is true or has been satisfied, as the case may be. Upon the Phase II Effective Date, the Borrower shall make such borrowing from Lenders with Phase II Commitment Amounts, and/or shall make such prepayment of outstanding Loans, as shall be required to cause the aggregate principal amount of Loans owing to each Lender (including each such Lender with a Phase II Commitment Amount) to be proportional to such Lender’s share of the aggregate Commitments hereunder after giving effect to any increase thereof. The Borrower agrees to indemnify each Lender and to hold each

Lender harmless from any loss or expense incurred as a result of any such prepayment in accordance with Section 2.14, as applicable.

(c)        Optional Increase.

(i)         Notwithstanding anything to the contrary contained in this Agreement, the Borrower may request from time to time that the aggregate Commitments hereunder be increased by an amount not less than $25,000,000 and not to exceed $200,000,000. The Borrower, with the consent of the Administrative Agent, may (I) request one or more of the Lenders to increase the amount of its Commitment and/or (II) arrange for one or more banks or financial institutions not a party hereto (an “Other Lender”) to become parties to and Lenders under this Agreement. The Administrative Agent and the Borrower shall have no obligation to offer any Lender or prospective new lender the opportunity to participate in any increase pursuant to this Section, and nothing herein shall prohibit the Administrative Agent from retaining for its own account, as a Lender, all or substantially all of such increase.  In no event may any Lender’s Commitment be increased without the prior written consent of such Lender, and the failure of any Lender to respond to the Borrower’s request for an increase shall be deemed a rejection by such Lender of the Borrower’s request. The aggregate Commitments of all Lenders hereunder may not be increased if, at the time of any proposed increase hereunder, a Default or Event of Default has occurred and is continuing. Notwithstanding anything contained in this Agreement to the contrary, no Lender shall have any obligation whatsoever to increase the amount of its Commitment, and each Lender may at its option, unconditionally and without cause, decline to increase its Commitment. Any increase of the aggregate Commitments under this Section 2.1(c) shall be on terms (including, without limitation, covenants, maturity, fees and interest rate) identical to the terms applicable to the existing Commitments and Loans hereunder.

(ii)        If any Lender is willing, in its sole and absolute discretion, to increase the amount of its Commitment hereunder in the applicable amount (or portion thereof) requested pursuant hereto (such a Lender hereinafter referred to as an “Increasing Lender”), it shall enter into a written agreement to that effect with the Borrower and the Administrative Agent, substantially in the form of Exhibit F (a “Commitment Increase Supplement”), which agreement shall specify, among other things, the amount of the increased Commitment of such Increasing Lender. Upon the effectiveness of such Increasing Lender’s increase in Commitment, Schedule 1.1 shall, without further action, be deemed to have been amended appropriately to reflect the increased Commitment of such Increasing Lender. Any Other Lender which is willing to become a party hereto and a Lender hereunder in the applicable amount (or portion thereof) requested pursuant hereto shall enter into a written agreement with the Borrower and the Administrative Agent, substantially in the form of Exhibit G (an “Additional Lender Supplement”), which agreement shall specify, among other things, its Commitment hereunder. When such Other Lender becomes a Lender hereunder as set forth in the Additional Lender Supplement, Schedule 1.1 shall, without further action, be deemed to have been amended as appropriate to reflect the Commitment of such Other Lender. Upon the execution by the Administrative Agent, the Borrower and such Other Lender of such Additional Lender Supplement, such Other Lender shall become and be deemed a party hereto and a “Lender” hereunder for all purposes hereof and shall enjoy all rights and assume all obligations on the part of the Lenders set forth in this Agreement, and its Commitment shall be the amount specified in its Additional Lender Supplement. Each Other Lender which executes and delivers an Additional Lender Supplement and becomes a party hereto and a “Lender” hereunder pursuant to such Additional Lender Supplement is hereinafter referred to as an “Additional Lender.”

(iii)       In no event shall an increase in a Lender’s Commitment or the Commitment of an Other Lender become effective until the Administrative Agent shall have received favorable written opinions of counsel for each of the Borrower and the Guarantor, addressed to the Lenders, substantially in the form of Exhibit D-1 and Exhibit D-2, as they relate to this Agreement and the borrowings hereunder after giving effect to the increase in the aggregate Commitments hereunder resulting from the increase in such Lender’s Commitment or the extension of a Commitment by such Other Lender. In no event shall an increase in a Lender’s Commitment or the Commitment of an Other Lender become effective until the Administrative Agent shall have received an acknowledgement and consent from the Guarantor that the Guaranty Agreement remains valid and enforceable. In no event shall an increase in a Lender’s Commitment or the Commitment of an Other Lender which results in the aggregate Commitments of all Lenders hereunder exceeding the amount which is authorized at such time in resolutions previously delivered to the Administrative Agent become effective until the Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Guarantor authorizing the borrowings by the Borrower contemplated pursuant to such increase, certified by the Secretary or an Assistant Secretary of the Guarantor. Upon the effectiveness of the increase in a Lender’s Commitment or the Commitment of an Other Lender pursuant to the preceding sentence and execution by an Increasing Lender of a Commitment Increase Supplement or by an Additional Lender of an Additional Lender Supplement, the Borrower shall make such borrowing from such Increasing Lender or Additional Lender, and/or shall make such prepayment of outstanding Loans, as shall be required to cause the aggregate principal amount of Loans owing to each Lender (including each such Increasing Lender and Additional Lender) to be proportional to such Lender’s share of the aggregate Commitments hereunder after giving effect to any increase thereof. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense incurred as a result of any such prepayment in accordance with Section 2.14, as applicable.

(iv)       No Other Lender may become an Additional Lender unless an Additional Lender Supplement (or counterparts thereof) has been signed by such bank or financial institution and which Additional Lender Supplement has been agreed to and acknowledged by the Borrower and acknowledged by the Administrative Agent. No consent of any Lender or acknowledgment of any of the other Lenders hereunder shall be required therefor. In no event shall the Commitment of any Lender be increased by reason of any bank or financial institution becoming an Additional Lender, or otherwise, but the aggregate Commitments hereunder shall be increased by the amount of each Additional Lender’s Commitment. Upon any Lender entering into a Commitment Increase Supplement or any Additional Lender becoming a party hereto, the Administrative Agent shall notify each other Lender thereof and shall deliver to each Lender a copy of the Additional Lender Supplement executed by such Additional Lender and agreed to and acknowledged by the Borrower and acknowledged by the Administrative Agent, and the Commitment Increase Supplement executed by such Increasing Lender and agreed to and acknowledged by the Borrower and acknowledged by the Administrative Agent.

2.2       Procedure for Loan Borrowing. The Borrower may borrow under the Commitments during the Commitment Period on any Business Day (but not more than once on any single Business Day with respect to Weekly Reset LIBO Rate Loans, unless otherwise approved by the Administrative Agent in its sole discretion), provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by (a) the Administrative Agent prior to 10:00 A.M. three (3) Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (b) the Administrative Agent prior to 9:00 A.M. on the requested Borrowing Date, in the case of Weekly Reset LIBO Rate Loans comprising a Borrowing in an aggregate amount equal to or greater than $200,000,000, or (c) 10:30 A.M. on the requested Borrowing Date, in the case of Weekly Reset LIBO Rate Loans comprising a Borrowing in an aggregate amount less than $200,000,000), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurocurrency Loans, the length of the initial Interest Period therefor. Each borrowing under the Commitments shall be in an amount equal to (y) in the case of Weekly Reset LIBO Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount), and (z) in the case of Eurocurrency Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 P.M. (the “Borrowing Time”), on the Borrowing Date requested by the Borrower, in each case in immediately available Dollar funds, to the Administrative Agent. Such borrowing will then be made available at 2:00 P.M. on the Borrowing Date to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. Should any such borrowing notice from the Borrower indicate an account on the books of another bank or financial institution, the Administrative Agent shall transfer the amounts described in such borrowing notice to such account within a reasonable period of time.

2.3       Commitment Fees, etc.

(a)        The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender) a commitment fee in Dollars for the period from and including the date hereof to the last day of the Commitment Period, computed at a rate per annum equal to for each day during such period the Commitment Fee Rate on such day, on the amount of the Available Commitment of such Lender on such day, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the date hereof.

(b)        The Borrower agrees to pay to the Administrative Agent all fees in the amounts and on the dates previously or contemporaneously herewith agreed to in writing by the Borrower and the Administrative Agent.

2.4       Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Loans would exceed the Total Commitments. Any such reduction shall be in an amount equal to at least $10,000,000 or any larger whole multiple thereof, and shall reduce permanently the Commitments then in effect.

2.5       Prepayments.

(a)        The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than (i) 10:00 A.M. three (3) Business Days prior thereto, in the case of Eurocurrency Loans, and (ii) 10:00 A.M. on the date thereof, in the case of Weekly Reset LIBO Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans or Weekly Reset LIBO Rate Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

(b)        If, on any day, the sum of the aggregate outstanding principal amount of the Loans hereunder and Pari Passu Indebtedness (after converting all such amounts into the then Dollar Equivalent thereof) exceeds the then current Series 2002-1 Invested Amount outstanding under the Series 2002-1 VFC (after giving effect to any increases or decreases therein on such day), the Borrower shall prepay Loans and/or Pari Passu Indebtedness in an amount sufficient to comply with Section 5.2(a). Any such prepayment of Loans pursuant to this Section 2.5(b) shall be made together with accrued interest to the date of such prepayment on the amount prepaid and the Borrower shall also pay any amounts owing pursuant to Section 2.14.

(c)        If, on any date, the Total Loans outstanding on such date exceed the Total Commitments in effect on such date, the Borrower immediately shall prepay the Loans in the amount of such excess. Any such prepayment of Loans pursuant to this Section 2.5(c) shall be made together with accrued interest to the date of such prepayment on the amount prepaid and the Borrower shall also pay any amounts owing pursuant to Section 2.14.

2.6       Conversion and Continuation Options.

(a)        The Borrower may elect from time to time to convert Eurocurrency Loans to Weekly Reset LIBO Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 10:00 A.M. on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Weekly Reset LIBO Rate Loans to Eurocurrency Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 10:00 A.M. on the third (3rd) Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Weekly Reset LIBO Rate Loan may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)        Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, any such Eurocurrency Loans shall be automatically converted to Weekly Reset LIBO Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.7       Limitations on Eurocurrency Borrowings. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Borrowing shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and (b) no more than ten (10) Eurocurrency Borrowings shall be outstanding at any one time.

2.8       Interest Rates and Payment Dates.

(a)        Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) the Adjusted LIBO Rate determined for such day, plus (ii) the Applicable Margin.

(b)        Each Weekly Reset LIBO Rate Loan shall bear interest at a rate per annum equal to (i) the Weekly Reset LIBO Rate, plus (ii) the Applicable Margin.

(c)        During the continuance of an Event of Default all outstanding Loans (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%. If all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder (other than any amount to which the preceding sentence is applicable) shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at the Weekly Reset LIBO Rate plus 2% from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)        Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.9       Computation of Interest and Fees.

(a)        Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Weekly Reset LIBO Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of an Adjusted LIBO Rate. Any change in the interest rate on a Loan resulting from a change in the Weekly Reset LIBO Rate or the Statutory Reserve Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)        Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Sections 2.8(a) and 2.8(b).

2.10     Inability to Determine Interest Rate. If prior to the first day of any Interest Period (with respect to a Eurocurrency Borrowing) or the first Business Day of any week (with respect to a Weekly Reset LIBO Rate):

(a)        the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate required to determine the applicable Adjusted LIBO Rate or Weekly Reset LIBO Rate, or

(b)        the Administrative Agent shall have received notice from the Required Lenders that the LIBO Rate required to determine the applicable Adjusted LIBO Rate or Weekly Reset LIBO Rate will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans, the Administrative Agent shall give facsimile or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (w) any Eurocurrency Loans requested to be made on the first day of such Interest Period shall be made as Weekly Reset LIBO Rate Loans, (x) any Loans that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as Weekly Reset LIBO Rate Loans, (y) any outstanding Eurocurrency Loans shall be converted, on the last day of the then-current Interest Period, to Weekly Reset LIBO Rate Loans, and (z) the Weekly Reset LIBO Rate shall be the Prime Rate, as provided in the definition of “Weekly Reset LIBO Rate” in Section 1.1. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurocurrency Loans.

2.11     Pro Rata Treatment and Payments.

(a)        Except as required by Section 2.1(b) on the Phase II Effective Date or by 2.1(c) on the effective date of any increase in the aggregate Commitments, in each case as required to cause the aggregate principal amount of Loans owing to each Lender to be proportional to such Lender’s share of the aggregate Commitments hereunder after giving effect thereto, each borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the respective Commitments of the Lenders. Any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitments of the Lenders. Each payment by the Borrower on account of any commitment fee with respect to any period shall be made pro rata according to the respective average daily Available Commitments of the Lenders for such period; provided, that the Borrower shall not be obligated to pay any commitment fee owed to a Lender with respect to any period during which such Lender became a Defaulting Lender and such Defaulting Lender’s Available Commitment shall not be included in the calculation of the commitment fees owed to the Lenders that are not Defaulting Lenders during such period.

(b)        Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(c)        All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon on the due date thereof to the Administrative

Agent, for the account of the Lenders, at the Funding Office, in immediately available funds. Payments and prepayments of all amounts hereunder shall be made in Dollars. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)        Unless the Administrative Agent shall have been notified in writing by any Lender prior to the Borrowing Time on a Borrowing Date that such Lender will not make the amount that would constitute its share of such borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date, and the Administrative Agent may, but shall not be so required to, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on such Borrowing Date, and if the Administrative Agent makes such corresponding amount available to the Borrower, then such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If the Administrative Agent makes such Lender’s share of such borrowing available to the Borrower, and if such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Weekly Reset LIBO Rate Loans, on demand, from the Borrower. The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of its obligation hereunder to make a Loan on such Borrowing Date pursuant to the provisions contained herein, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date, and nothing in this Section 2.11(d) or elsewhere in this Agreement or any other Loan Document shall be deemed to require the Administrative Agent (or any other Lender) to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(e)        Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.12     Requirements of Law.

(a)        If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)         shall subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or on any Loan made by it;

(ii)        shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Adjusted LIBO Rate or Weekly Reset LIBO Rate; or

(iii)       shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining any Loans (other than Weekly Reset LIBO Rate Loans determined by reference to the Prime Rate) or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)        If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c)        A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)        Notwithstanding anything herein to the contrary (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Requirements of Law, regardless of the date enacted, adopted, issued or implemented.

2.13     Taxes.

(a)        All payments made by or on behalf of the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if any Taxes are required to be deducted or withheld from any amounts payable to the Administrative Agent or any Lender, as determined in good faith by the applicable Withholding Agent, (x) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the amount deducted or withheld  to the relevant Governmental Authority in accordance with applicable law and (y) if such Tax is an Indemnified Tax, then the sum payable by the Borrower to the Administrative Agent or such Lender shall be increased to the extent necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)        In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)        Whenever any Indemnified Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof, a copy of the tax return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. If (i) the Borrower fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate taxing authority or (ii) the Borrower fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Indemnified Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Borrower shall indemnify the Administrative Agent and the Lenders for any Taxes that are imposed on the Administrative Agent or any Lender as a result of any such failure, in the case of (i) and (ii), or any such direct imposition, in the case of (iii).

(d)        Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent (to the extent not reimbursed by the Guarantor or the Borrower and without limiting the obligation of the Guarantor or the Borrower to do so), together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e)        Each Lender (or Transferee) that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax. Each Lender (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and the applicable Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement and the other Loan Documents or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section that such Non-U.S. Lender is not legally able to deliver.

(f)        A Lender (or participant) that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender (or participant) is legally entitled to complete, execute and deliver such documentation and in such Lender’s (or participant’s) judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender (or participant).

(g)        If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or

1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)        If the Administrative Agent or a Lender determines, in its sole good faith discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower agrees to pay, upon the request of the Administrative Agent or such Lender, the amount paid over to the Borrower pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event that the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (h) shall not be construed to require the Administrative Agent or a Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower.

(i)         The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14     Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto or (d) the assignment of any Eurocurrency Loan other than on the last day of an Interest Period with respect thereto as the result of a request by the Borrower pursuant to Section 2.17(a); provided, however, that the Borrower shall not be obligated to indemnify a Defaulting Lender for any such loss or expense (incurred while such Lender was a Defaulting Lender) related to the prepayment or assignment of any Eurocurrency Loan owed to such Defaulting Lender. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15     Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12 or 2.13(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.12 or 2.13(a).

2.16     Illegality. If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority shall, in the reasonable opinion of counsel to any Lender, make it unlawful for such Lender to make or maintain any Eurocurrency Loan, then such Lender may, by notice to the Borrower (with notice to the Administrative Agent), immediately declare that such Eurocurrency Loan shall be due and payable. The Borrower shall repay any such Eurocurrency Loan declared so due and payable in full on the last day of the Interest Period applicable thereto or earlier if required by law, together with accrued interest thereon. Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which such Lender has knowledge which would entitle it to repayment pursuant to this Section 2.16 and will use its reasonable efforts to mitigate the effect of any event if, in the sole and absolute opinion of such Lender, such efforts will avoid the need for such prepayment and will not be otherwise disadvantageous to such Lender.

2.17     Replacement of Lenders.

(a)        The Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 2.12 or 2.13(a) with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.15 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.12 or 2.13(a), (iv) the replacement financial institution shall purchase, at par, in immediately available funds, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.14 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 8.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (viii) the Borrower shall remain liable to such replaced Lender for all additional amounts (if any) required pursuant to Section 2.12 or 2.13(a), as the case may be.

(b)        The Borrower shall be permitted to replace any Defaulting Lender with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, in immediately available funds, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 8.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3.   REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1       No Change. Since December 31, 2012, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.2       Existence; Compliance with Law. The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or operation of property or the conduct of its business requires such qualification, except where the failure to be so duly qualified could not reasonably be expected to have a Material Adverse Effect, (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (e) with respect to the transactions contemplated hereunder, is in compliance in all material respects with all Requirements of Law promulgated by the U.S. Treasury Department Office of Foreign Assets Control pursuant to the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et. seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order promulgated thereunder (including having in full force and effect any required licenses thereunder).

3.3       Power; Authorization; Enforceable Obligations. The Borrower has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to obtain Loans hereunder. The Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the Loans on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Loans hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents to which the Borrower is a party, except consents, authorizations, filings and notices described in Schedule 3.3, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document to which the Borrower is a party has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document to which the Borrower is a party, upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.4       No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower and will not result in, or require, the creation or imposition of any Lien (other than any Borrower Permitted Lien) on any of the Borrower’s properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to the Borrower could reasonably be expected to have a Material Adverse Effect.

3.5       Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or against any of its properties or revenues (a) with respect to any of the Loan Documents to which the Borrower is a party or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

3.6       No Default. The Borrower is not in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.7       Ownership of Property; Liens. The Borrower has good title to all its property, and none of such property is subject to any Lien other than Borrower Permitted Liens.

3.8       Taxes. The Borrower has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower). No tax Lien (other than any Borrower Permitted Lien) has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

3.9       Federal Regulations. No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.10                  Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.11                    No Subsidiaries. The Borrower has no direct or indirect Subsidiaries.

3.12                    Use of Proceeds. The proceeds of Loans made on the Closing Date shall be used (to the extent necessary to satisfy the condition set forth in Section 4.1(l) hereof) to repay the Borrower’s obligations to CoBank under the JPMorgan Credit Agreement. The proceeds of Loans made on the Phase II Effective Date shall be used (to the extent necessary) to repay in full the “Tranche A Loans” under and as defined in the 2012 Credit Agreement. The proceeds of all other Loans shall be used solely to either (i) make advances under the Series 2002-1 VFC, (ii) repay Permitted Indebtedness outstanding from time to time or (iii) pay expenses incurred in connection with this Agreement and any Pari Passu Indebtedness.

3.13     Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

3.14     Limited Purpose. The Borrower is a single purpose entity that was formed for the sole purpose of (i) holding the Series 2002-1 VFC, (ii) borrowing under the Commitments hereunder, (iii) incurring Pari Passu Indebtedness and (iv) entering into Hedge Agreements in connection with the Commitments hereunder and such Pari Passu Indebtedness. Other than cash derived from Hedge Agreements and distributions of Series 2002-1 Accrued Interest and Series 2002-1 Invested Amount to the Borrower under the Series 2002-1 VFC, which cash shall be used by the Borrower solely to make interest, principal and premium (if any) payments under this Agreement and under any Pari Passu Indebtedness and to pay for its reasonable operating expenses (and, in the case of cash derived from Hedge Agreements, to make advances under the Series 2002-1 VFC), the Series 2002-1 VFC is the sole asset of the Borrower.

3.15     Financial Condition. The balance sheet of the Borrower as at December 31, 2012 and the related statements of income for the fiscal year ended on such date, reported on by the Borrower’s independent public accountants, copies of which have heretofore been furnished to the Administrative Agent, are complete and correct, in all material respects, and present fairly the financial condition of the Borrower as at such date, and the results of operations for the fiscal year then ended. Such financial statements, including any related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the external auditors and as disclosed therein, if any).

SECTION 4.   CONDITIONS PRECEDENT

4.1       Conditions to Effectiveness. This Agreement shall become effective on the first day on which all of the following conditions have been satisfied:

(a)        Credit Agreement; Notes; Guaranty Agreement. The Administrative Agent shall have received (i) this Agreement executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1; (ii) such Notes, executed and delivered by the Borrower, as may be requested by any Lender; and (iii) the Guaranty Agreement, executed and delivered by the Guarantor.

(b)        Series 2002-1 VFC. The conditions set forth in Section 8.01 of the Series 2002-1 Supplement shall have been satisfied, and the Series 2002-1 VFC shall have been issued and delivered to the Borrower pursuant to the Series 2002-1 Supplement.  In addition, the Administrative Agent shall have received a Responsible Officer’s certificate, dated the Closing Date, certifying as to the foregoing matters and attaching true and correct copies of the documents delivered pursuant to Section 8.01 of the Series 2002-1 Supplement (including without limitation the Series 2002-1 Supplement, the Pooling Agreement and the Servicing Agreement).

(c)        Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(d)        Closing Certificates; Good Standing Certificates. The Administrative Agent shall have received (i) a Responsible Officer’s certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit B-1 and a secretary’s certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit B-2, with appropriate insertions and attachments satisfactory in form and substance to the Administrative Agent, including (A) the certificate of incorporation of the Borrower, certified by the relevant authority of the jurisdiction of organization of the Borrower, and the bylaws of the Borrower, (B) Board of Directors resolutions in respect of the Loan Documents to which the Borrower is a party, and (C) incumbency certificates with respect to the Borrower, (ii) a Responsible Officer’s certificate of the Guarantor, dated the Closing Date, substantially in the form of Exhibit B-3 and a certificate of the secretary or assistant secretary of the Guarantor, dated the Closing Date, substantially in the form of Exhibit B-4, with appropriate insertions and attachments satisfactory in form and substance to the Administrative Agent, including (A) the certificate of incorporation and memorandum of association of the Guarantor and the bye-laws of the Guarantor, (B) Board of Directors resolutions in respect of the Loan Documents to which the Guarantor is a party, and (C) incumbency certificates with respect to the Guarantor, and (iii) a good standing certificate (or similar certificate) for each of the Borrower and the Guarantor from their respective jurisdictions of organization.

(e)        Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i)         the legal opinion of Reed Smith LLP, New York counsel to the Borrower and New York counsel to the Guarantor, substantially in the form of Exhibit D-1; and

(ii)        the legal opinion of Conyers Dill & Pearman Limited, Bermuda counsel to the Guarantor, substantially in the form of Exhibit D-2.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(f)        Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date; provided that, the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.9, 3.13, 3.14 and 3.15 shall be true and correct in all respects as of such date.

(g)        Compliance with Laws. The Administrative Agent shall have received evidence reasonably satisfactory to it that the business conducted and proposed to be conducted by the Borrower and the Guarantor is in compliance with all applicable laws and regulations and that all registrations, filings and licenses and/or consents required to be obtained by the Borrower or the Guarantor, as the case may be, in connection therewith have been made or obtained and are in full force and effect.

(h)        No Series 2002-1 Early Amortization Event or Potential Series 2002-1 Early Amortization Event. No Series 2002-1 Early Amortization Event or Potential Series 2002-1 Early Amortization Event shall have occurred and be continuing.

(i)         Guarantor Financials. The Administrative Agent shall have received (i) audited consolidated financial statements of the Guarantor for its fiscal year ended December 31, 2012, and (ii) unaudited consolidated financial statements for its fiscal quarter ended March 31, 2013.

(j)         Guarantor, Master Trust and Borrower Rating. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Guarantor’s long-term unsecured debt rating or senior implied rating, as applicable, is at least “BBB-” by S&P and either the Master Trust’s or the Borrower’s long-term unsecured debt rating is at least “Baa3” by Moody’s.

(k)        Payment of Tranche B Loans Under 2012 Credit Agreement. The “Tranche B Loans” (as defined in the 2012 Credit Agreement) shall have been paid in full.

(l)         Cancellation or Assignment of CoBank Obligations Under JPMorgan Credit Agreement. All amounts owing to CoBank under the JPMorgan Credit Agreement shall have been paid in full, and all “Commitments” (as defined therein) of CoBank thereunder shall have been cancelled, assigned or otherwise terminated such that CoBank has no outstanding obligations thereunder.

4.2       Conditions to Phase II Effective Date. The occurrence of the Phase II Effective Date is subject to the satisfaction of the following conditions precedent:

(a)        Phase II Effective Date Notice. The Administrative Agent shall have received timely notice from the Borrower with respect thereto as required by Section 2.1(b).

(b)        Payment of Tranche A Loans Under 2012 Credit Agreement. The “Tranche A Loans” (as defined in the 2012 Credit Agreement) and all other “Obligations” (as defined in the 2012 Credit Agreement) shall have been paid in full, or the Administrative Agent shall have received such evidence as it may reasonably require that such “Tranche A Loans” and such other “Obligations” will be paid in full concurrently with Loans to be made hereunder on the Phase II Effective Date.

(c)        Other Conditions. Each of the conditions set forth in Section 4.3 shall be true as of the Phase II Effective Date.

4.3       Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it on any date (including its initial Loan) is subject to the satisfaction of the following conditions precedent:

(a)        Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless any representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date); provided that, the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.9, 3.13, 3.14 and 3.15 shall be true and correct in all respects on and as of such date as if made on and as of such date.

(b)        No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

(c)        No Series 2002-1 Early Amortization Event or Potential Series 2002-1 Early Amortization Event. No Series 2002-1 Early Amortization Event or Potential Series 2002-1 Early Amortization Event shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Loan that the conditions contained in this Section 4.3 have been satisfied.

SECTION 5.   COVENANTS

While this Agreement is in effect (i.e., until all indebtedness and other amounts payable by the Borrower hereunder have been paid in full and the Lenders no longer have any Commitments hereunder), the Borrower agrees that:

5.1       Affirmative Covenants. The Borrower shall:

(a)        Provide the Administrative Agent all information that the Administrative Agent may reasonably request in writing concerning the business of the Borrower within a reasonable period of time considering the nature of the request; provided that with respect to any information relating to an annual audited report, the same may be delivered within one hundred and twenty (120) calendar days after the end of the Borrower’s fiscal year.

(b)        Furnish or cause to be furnished to the Administrative Agent prompt written notice of the filing or commencement of any litigation, investigation or proceeding of or before any arbitrator or Governmental Authority against or affecting the Borrower that could reasonably be expected to result in a Material Adverse Effect.

(c)        Furnish or cause to be furnished to the Administrative Agent in sufficient number for each Lender, copies of all (i) Daily Reports prepared by the Servicer pursuant to Section 5.1(o), (ii) notices of Series 2002-1 Early Amortization Events and (iii) Monthly Settlement Statements; provided that the documents set forth in clauses (i) and (iii) above shall be provided only upon the request of the Administrative Agent or the Required Lenders.

(d)        Take all actions necessary to ensure that all taxes and other governmental claims in respect of the Borrower’s operations and assets are promptly paid when due, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the Borrower.

(e)        Comply with all Requirements of Law except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on its ability to perform its obligations under the Loan Documents.

(f)        Advise the Administrative Agent of the occurrence of each Default or Event of Default as promptly as practicable after the Borrower becomes aware of any such Default or Event of Default.

(g)        Beginning with the fiscal year commencing in 2013, furnish to the Administrative Agent in sufficient number for each Lender as soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, audited financial statements consisting of the balance sheet of the Borrower as of the end of such year and the related statements of income and retained earnings and statements of cash flow for such year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, certified by independent certified public accountants satisfactory to the Administrative Agent to the effect that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied.

(h)        Beginning with the fiscal year commencing in 2013, furnish to the Administrative Agent as soon as available but in any event within sixty (60) days after the end of each of the first three quarters for each fiscal year of the Borrower, unaudited financial statements consisting of a balance sheet of the Borrower as at the end of such quarter and a statement of income and retained earnings and of cash flow for such quarter, setting forth (in the case of financial statements furnished for calendar quarters subsequent to the first full calendar year of the Borrower) in comparative form the corresponding figures for the corresponding quarter of the preceding fiscal year.

(i)         Furnish, or cause to be furnished, to the Administrative Agent together with the financial statements required pursuant to clause (g) and clause (h) a certificate of a Responsible Officer of the Borrower stating (i) that the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Borrower, (ii) that the Borrower is in compliance with Section 5.1(k) and (iii) all information and calculations necessary for determining compliance by the Borrower with Section 5.2(a) as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be.

(j)         (i) Except as otherwise permitted by the Loan Documents, preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

(k)        (i) Use the proceeds from the Loans hereunder solely as represented in Section 3.12, and (ii) either (1) use the proceeds from any Pari Passu Indebtedness to make advances under the Series 2002-1 VFC, (2) use the proceeds from any Pari Passu Indebtedness to repay Permitted Indebtedness outstanding from time to time or (3) use the proceeds from any Pari Passu Indebtedness to pay expenses incurred in connection with this Agreement and any such Pari Passu Indebtedness.

(l)         Provide notice to the Administrative Agent:

(i)         promptly and in any event within ten (10) days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer of the Borrower or such ERISA Affiliate describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto;

(ii)        promptly and in any event within two (2) Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(iii)       promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (A) or (B) above; and

(iv)       promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates, copies of (A) any documents described in Section 101(k) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan, and (B) any notices described in Section 101(l) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided, that if the Borrower or the applicable ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, upon the request of the Administrative Agent, which request shall not be more frequent than once during any twelve (12) month period, the Borrower or applicable ERISA Affiliate shall promptly make a request for such documents or notices and shall provide copies of such documents and notices promptly and in any event within five (5) Business Days after receipt thereof.

(m)       On each day after the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents have become due and payable (whether at the stated maturity, by acceleration, or otherwise), give the notice contemplated by Section 2.06 of the Series 2002-1 Supplement, such notice to specify an amount equal to the lesser of (i) the funds on deposit in the Series 2002-1 Collection Subaccount on such day and (ii) the outstanding principal amount of the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents.

(n)        At the direction of the Administrative Agent or the Required Lenders, exercise its right under Section 8.14 of the Pooling Agreement to direct the Trustee under the Master Trust when the Lenders are affected by the conduct of any proceeding or the exercise of any right conferred on the Trustee under the Master Trust.

(o)        On each Business Day on which a Loan is made, cause the Servicer to submit a Daily Report to the Borrower and to the Trustee under the Master Trust no later than 12:00 (Noon), New York City time, setting forth the information required by Section 4.01 of the Servicing Agreement.

5.2                            Negative Covenants. The Borrower will not:

(a)        Permit the Series 2002-1 Allocated Loan Amount to be less than the arithmetic product of:

(i)         adding (A) the aggregate principal amount of and accrued interest on the Total Loans outstanding hereunder and (B) all other Pari Passu Indebtedness outstanding (including any net payment obligations of the Borrower related to Hedge Agreements, but excluding all Hedge Termination Amounts due and owing by the Borrower); and deducting therefrom

(ii)        the aggregate Dollar Equivalent amount of any Master Trust Approved Currencies (including any net receipts from Hedge Agreements, but excluding any Hedge Termination Amounts received by the Borrower) on deposit in any Borrower Account or the Series 2002-1 Collection Subaccount (or any sub-subaccount thereof), that are unconditionally available to repay the aggregate amount of the Indebtedness and interest accrued thereon described in the foregoing clauses (i)(A) and (B) of this Section 5.2(a) (or with respect to the Series 2002-1 Collection Subaccount (or any sub-subaccount thereof), unconditionally available to repay the principal and accrued interest on the Series 2002-1 VFC Certificate which Master Trust Approved Currency amounts are in turn unconditionally available to make such payments on the principal of and accrued interest on the Total Loans and other Pari Passu Indebtedness described in the foregoing clauses (i)(A) and (B) of this Section 5.2(a)).

(b)        Contract for, create, incur, assume or suffer to exist any Lien, security interest, charge or other encumbrance of any nature upon any of its property or assets, including without limitation the Series 2002-1 VFC, whether now owned or hereafter acquired, other than Borrower Permitted Liens.

(c)        Create, incur, assume or suffer to exist any Indebtedness, whether current or funded, or any other liability except Permitted Indebtedness.

(d)        Except as contemplated by the Loan Documents or the Transaction Documents, make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing or otherwise), endorse or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any assets, stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person.

(e)        Enter into any merger, consolidation, joint venture, syndicate or other form of combination with any Person, or sell, lease or transfer or otherwise dispose of any of its assets or receivables or purchase any asset, or engage in any transaction which would result in the Borrower ceasing to be, directly or indirectly, a wholly-owned Subsidiary of Guarantor.

(f)        Enter into or be a party to any agreement or instrument other than the Loan Documents, the Transaction Documents to which it is a party, and any agreement or instrument related to the incurrence of Pari Passu Indebtedness.

(g)        Enter into or be a party to any agreement or instrument related to the incurrence of Pari Passu Indebtedness that does not include a provision substantially to the effect set forth in Section 8.16.

(h)        Except as permitted by any Transaction Document, make any expenditure (by long-term or operating lease or otherwise), excluding those relating to foreclosure, for capital assets (both realty and personalty), unless such expenditure is approved in writing by the Administrative Agent.

(i)         Engage in any business or enterprise or enter into any material transaction other than as contemplated by the Loan Documents and the Transaction Documents.

(j)         Amend its certificate of incorporation or bylaws without the prior written consent of the Administrative Agent.

(k)        Amend, supplement, waive or modify, or consent to any amendment, supplement, waiver or modification of, any Transaction Document except in accordance with the provisions of this Section 5.2(k). Any provision of any Transaction Document may be amended, waived, supplemented, restated, discharged or terminated with ten (10) Business Days’ prior written notice to the Administrative Agent, but without the consent of the Administrative Agent or the Lenders; provided such amendment, waiver, supplement or restatement does not (A) render the Series 2002-1 VFC subordinate in payment to any other Series under the Master Trust or otherwise adversely discriminate against the Series 2002-1 VFC relative to any other Series under the Master Trust, (B) reduce in any manner the amount of, or delay the timing of, distributions which are required to be made on or in respect of the Series 2002-1 VFC, (C) change the definition of, the manner of calculating, or in any way the amount of, the interest of the Borrower in the assets of the Master Trust, (D) change the definitions of “Eligible Loans”, “Eligible Obligor”, “Series 2002-1 Allocated Loan Amount”, “Series 2002-1 Invested Amount” or “Series 2002-1 Target Loan Amount” in Annex X or, to the extent used in such definitions, other defined terms used in such definitions, (E) result in an Event of Default, (F) change the ability of the Trustee to declare the Purchased Loans to be immediately due and payable or the ability of the Administrative Agent or the Required Lenders to directly or indirectly require the Trustee to do so, (G) following the occurrence and during the continuation of a Mandatory CP Wind-Down Event, increase the Series 2002-1 Maximum Invested Amount, or (H) effect any amendment that would cause or permit the Series 2002-1 Target Loan Amount to exceed the Series 2002-1 Allocated Loan Amount; and provided, further, that the Administrative Agent shall have received prior notice thereof together with copies of any documentation related thereto. Any amendment, waiver, supplement or restatement of a provision of a Transaction Document (including any exhibit thereto) of the type described in clauses (A), (B), (C), (D), (E), (F), (G) or (H) above shall require the written consent of the Administrative Agent acting at the direction of the Required Lenders.

(l)         Grant any powers of attorney to any Person for any purposes except where permitted by the Loan Documents.

(m)       Increase the Series 2002-1 Invested Amount during any Payment Period.

(n)        Take any action which would permit the Servicer to have the right to refuse to perform any of its respective obligations under the Servicing Agreement.

(o)        Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business to hedge or mitigate risks directly arising from its borrowings under this Agreement or other Pari Passu Indebtedness.

5.3       Use of Websites.

(a)        The Borrower may satisfy its obligation to deliver any public information to the Lenders by posting this information onto an electronic website designated by the Borrower and the Administrative Agent (the “Designated Website”) by notifying the Administrative Agent (i) of the address of the website together with any relevant password specifications and (ii) that such information has been posted on the website; provided, that in any event the Borrower shall supply the Administrative Agent with one copy in paper form of any information which is posted onto the website.

(b)        The Administrative Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Administrative Agent.

(c)        The Borrower shall promptly upon becoming aware of its occurrence notify the Administrative Agent if:

(i)         the Designated Website cannot be accessed due to technical failure;

(ii)        the password specifications for the Designated Website change;

(iii)       any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)       any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)        the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Administrative Agent under Section 5.3(c)(i) or Section 5.3(c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Administrative Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

SECTION 6.   EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)        the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, fees or any other amount payable hereunder or under any other Loan Document, within three (3) days after any such interest, fees or other amount becomes due in accordance with the terms hereof; or

(b)        any representation or warranty made or deemed made by the Borrower or the Guarantor herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)        the Borrower shall default in the observance or performance of any agreement contained in Section 5.1(f), Section 5.1(j)(i) or Section 5.2 of this Agreement or the Guarantor shall default in the observance or performance of any agreement contained in Sections 8.1(c), 8.1(g)(i), 8.1(h), 8.1(i) or 8.2 of the Guaranty Agreement; or

(d)        the Borrower or the Guarantor shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date on which a Responsible Officer of the Borrower or the Guarantor has knowledge of such default and (ii) the Borrower or the Guarantor receives written notice thereof from the Administrative Agent or the Required Lenders; or

(e)        the Borrower, BAFC, BFE or any other Investor Certificateholder that is an Affiliate of the Guarantor shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding Dollar Equivalent principal amount of which exceeds in the aggregate $50,000,000; provided, further, that the immediately preceding proviso shall be deemed inapplicable at any time that any Purchased Loan shall constitute a Defaulted Loan or shall have constituted a Delinquent Loan for a period of more than three (3) successive Business Days; or

(f)        any Group Member (other than the Borrower) shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (f) shall have occurred and be continuing with respect to Indebtedness the outstanding Dollar Equivalent principal amount of which exceeds in the aggregate $50,000,000; or

(g)        (i) any Group Member or Bunge Funding shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member or Bunge Funding shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member or Bunge Funding any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Group Member or Bunge Funding any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Group Member or Bunge Funding shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) any Group Member or Bunge Funding shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h)        one or more judgments or decrees shall be entered against any Group Member (other than the Borrower) involving in the Dollar Equivalent aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(i)         one or more judgments or decrees shall be entered against the Borrower involving in the Dollar Equivalent aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(j)         any of the Loan Documents or the Transaction Documents shall cease, for any reason, to be in full force and effect or the Borrower or the Guarantor shall so assert in writing; or

(k)        a Change in Control of the Guarantor shall have occurred; or

(l)         the Borrower shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and shall not be exempt from compliance under such Act;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) above with respect to the Borrower or the Guarantor, then in such case automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, instruct the Borrower to, and in such event the Borrower shall, instruct the Trustee of the Master Trust to declare the principal and accrued interest in respect of the Purchased Loans to be due and payable (provided that, for the avoidance of doubt, the Borrower acknowledges and agrees that if it fails to give such instructions, the Administrative Agent may do so on its behalf). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 7.   AGENCY

7.1       Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

7.2       Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

7.3       Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

7.4       Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Guarantor or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. In determining compliance with any condition hereunder to the making of a Loan or other event that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender prior to the making of such Loan or otherwise acting upon such event. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

7.5       Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Guarantor or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

7.6       Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

7.7       Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Guarantor or the Borrower and without limiting the obligation of the Guarantor or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

7.8       Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

7.9       Successor Administrative Agent. The Administrative Agent may resign, or shall resign upon the request of the Required Lenders in the event the Administrative Agent becomes a Defaulting Lender, as Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 6(a), 6(e) or 6(g) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative

Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten (10) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 7.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

7.10     Administrative Agent Communications. The Administrative Agent shall provide to each Lender a copy of each material report, certificate, statement or other communication required to be delivered to it under the Loan Documents and which has not been delivered to the Lenders; provided, that posting by the Administrative Agent to Syndtrak or to a similar electronic distribution location shall satisfy the requirements of this Section. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

SECTION 8.   MISCELLANEOUS

8.1                            Amendments and Waivers.

(a)        Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 8.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (w) reduce (by way of forgiveness or otherwise) the principal amount or extend the final scheduled date of maturity of any Loan, reduce the amount or stated rate of any interest or fee payable hereunder (except (1) in connection with the waiver of applicability of any post-default increase in interest rates and (2) that any amendment or modification of defined terms used in the financial covenants in this Agreement or the other Loan Documents shall not constitute a reduction in the rate of interest or fees for purposes of this clause (w)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, or increase any Lender’s Aggregate Exposure Percentage, in each case without the written consent of each Lender directly affected thereby; (x) eliminate or reduce the voting rights of any Lender, or otherwise amend any provisions, under this Section 8.1 without the written consent of such Lender; (y) waive any of the conditions set forth in Section 4.1, Section 4.2 or Section 4.3, reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, amend or waive Section 5.1(k), or release the Guarantor from its obligations under the Guaranty Agreement, or assign any obligations under the Guaranty Agreement, effect any action pursuant to Section 17 of the Guaranty Agreement, or change any provision hereof requiring ratable funding or ratable sharing of payments or setoffs or otherwise related to the pro rata treatment of Lenders, in each case without the written consent of all Lenders; or (z) amend, modify or waive any provision of Section 7 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)        Notwithstanding Section 8.1(a), the Commitments and Aggregate Exposure of any Defaulting Lender shall be disregarded for all purposes of any determination of whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.1(a), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender.

8.2       Notices. Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	11720 Borman Drive St. Louis, Missouri 63146 Attention: Treasurer Telephone No: (314) 292-2908 Facsimile: (314) 292-4908

with a copy to:

Bunge Limited 50 Main Street White Plains, New York 10606 Attention: Treasurer Telephone No.: (914) 684-3283 Facsimile: (914) 684-3365

Administrative Agent:	CoBank, ACB 5500 South Quebec Street Greenwood Village, Colorado 80111 Attention: Agency/Syndication Servicing Telephone No: (303) 740-4031 Facsimile: (303) 740-4021 Email: agencybank@cobank.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received. In addition to the foregoing, notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent may, at its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that the approval of such procedures may be limited to particular notices or communications.  Notwithstanding anything to the contrary contained herein, unless the Administrative Agent otherwise prescribes, notices and other communications sent to an e-mail address of the Administrative Agent shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

8.3       No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.4       Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

8.5       Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, Affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the properties owned by such Group Members and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or breach in bad faith of such Indemnitee’s obligations under the Loan Documents. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert, and hereby waives, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 8.5 shall be payable not later than ten (10) days after written demand therefor. Statements payable by the Borrower pursuant to this Section 8.5 shall be submitted to Treasurer (Telephone No. (914) 684-3365; Facsimile No. (914) 684-3283), at the address of Bunge Limited set forth in Section 8.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 8.5 shall survive repayment of the Loans and all other amounts payable hereunder.

8.6                            Successors and Assigns; Participations and Assignments.

(a)        This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that (i) the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender and (ii) any attempted assignment or transfer by the Borrower without such consent shall be null and void.

(b)        Notwithstanding anything in this Section to the contrary, any Farm Credit Lender that (i) is the owner of a participation from any Lender other than any Conduit Lender in the minimum original face amount of $5,000,000, (ii) is, by written notice to the Borrower and the Administrative Agent (“Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a voting participant hereunder (any Farm Credit Lender so designated being called a “Voting Participant”) and (iii) receives the prior written consent of the Borrower (provided no Default or Event of Default has occurred and is continuing) and the Administrative Agent (in each case, which shall not be unreasonably withheld) to become a Voting Participant, shall be entitled to vote for so long as such Farm Credit Lender owns such participation and notwithstanding any subparticipation by such Farm Credit Lender (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action.  To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (x) state the full name, as well as all contact information required of an Assignee in an Assignment and Acceptance Agreement and (y) state the dollar amount of the participation purchased.  The selling Lender and the Voting Participant shall notify the Administrative Agent and the Borrower within three (3) Business Days of any termination of, reduction or increase in the amount of, such participation.  The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph.  Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Exhibit I hereto shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrower or the Administrative Agent.  The voting rights hereunder are solely for the benefit of the Voting Participant and shall not inure to any assignee or participant of the Voting Participant.  Any Lender other than any Conduit Lender may, without the consent of the Borrower or the Administrative Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (other than the Borrower or any of its Affiliates or a natural Person) (each, an “Other Participant”) non-voting participating or non-voting sub-participating interests in any Loan owing to such Lender, the Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating or sub-participating interest to a Participant, except as otherwise provided below, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Other Participant under any such participation or sub-participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except any amendment, waiver or consent described in clause (w) or (x) of the proviso to Section 8.1(a) that affects such Participant, in each case to the extent subject to such participation.  The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating or sub-participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating or sub-participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating or sub-participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 8.7 as fully as if it were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (and subject to the limitations thereof) with respect to its participation or sub-participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.13, such Participant shall have complied with the requirements of Section 2.13 as if it was a Lender, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to Section 2.12, 2.13 or 2.14 (as the case may be) than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender that sells a participation shall, on behalf of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, or Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, in the absence of manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(c)        Any Lender other than any Conduit Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Person (other than the Borrower or any of its Affiliates) (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) the consent of the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed, and in the case of the Borrower shall be deemed to have been given if the Borrower has not responded to a proposed assignment within five (5) Business Days following its receipt of notice of such proposed assignment) shall be required in the case of (x) any assignment to a Person that is not a Lender or a Lender Affiliate or (y) any assignment of a Commitment to a Person that is not a Lender or a Lender Affiliate (except that the consent of the Borrower shall not be required for any assignment that occurs when either a Default or an Event of Default shall have occurred and be continuing) and (ii) unless otherwise agreed by the Borrower and the Administrative Agent, no such assignment to an Assignee (other than any Lender or any Lender Affiliate) shall be in an aggregate principal amount of less than $5,000,000, in each case except in the case of an assignment of all of a Lender’s interests under this Agreement. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Borrower or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 8.6(c).

(d)        The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 8.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders (including Voting Participants) and the Commitment of, and the principal amount (and stated interest) of the Loans owing to, each Lender (and each Voting Participant) from time to time, which Register shall be made available to the Borrower and any Lender or Voting Participant upon reasonable request. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders (including the Voting Participants) shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan or sale of a voting participation in any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.

(e)        Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 8.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (such fee not payable with respect to assignments to an Assignor’s Affiliate and such fee not to be payable by the Borrower, except for an assignment pursuant to Section 2.17), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(f)        For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 8.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank, any other central bank or any Farm Credit Lender in accordance with applicable law.

(g)        The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

(h)        Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

8.7                            Adjustments; Set-off.

(a)        Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders on a non pro rata basis, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 6(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)        In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Guarantor or the Borrower, any such notice being expressly waived by the Guarantor and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Guarantor or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Guarantor or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

8.8       Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or portable document format shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

8.9       Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10     Integration. This Agreement and the other Loan Documents represent the entire agreement of the Guarantor, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11     GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12     Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a)        submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)        consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)        agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)        agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)        waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13                      Acknowledgements. The Borrower hereby acknowledges that:

(a)        it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)        neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)        no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

8.14     Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates (the “Permitted Parties”), (d) upon the request or demand of any Governmental Authority (including the Farm Credit Administration), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued or any insurer, insurance broker or direct or indirect provider of credit protection with respect to such Lender or Permitted Parties, (i) to any credit insurance provider relating to the Borrower and its obligations, (j) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, (k) to the CUSIP Service Bureau or any similar organization, (l) in connection with the exercise of any remedy hereunder or under any other Loan Document or (m) with the prior written consent of the Borrower.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

8.15     WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.16     No Bankruptcy Petition Against the Borrower; Liability of the Borrower.

(a)        Each of the Administrative Agent and the Lenders hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all Loans and other amounts payable hereunder and all Pari Passu Indebtedness, it will not institute against, or join with or assist any other Person in instituting against, the Borrower, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any applicable insolvency laws. This Section 8.16 shall survive the termination of this Agreement.

(b)        Notwithstanding any other provision hereof or of any other Loan Documents, the sole remedy of the Administrative Agent, any Lender or any other Person against the Borrower in respect of any obligation, covenant, representation, warranty or agreement of the Borrower under or related to this Agreement or any other Loan Document shall be against the assets of the Borrower. Neither the Administrative Agent, nor any Lender nor any other Person shall have any claim against the Borrower to the extent that such assets are insufficient to meet such obligations, covenant, representation, warranty or agreement (the difference being referred to herein as a “shortfall”) and all claims in respect of the shortfall shall be extinguished; provided, however, that the provisions of this Section 8.16 apply solely to the obligations of the Borrower and shall not extinguish such shortfall or otherwise restrict such Person’s rights or remedies against the Guarantor for purposes of the obligations of the Guarantor to any Person under the Guaranty Agreement.

8.17     Conversion of Approved Currencies into Dollars. Unless the context otherwise requires, any calculation of an amount or percentage that is required to be made by the Borrower or the Administrative Agent under the Loan Documents shall be made by first converting any amounts denominated in Master Trust Approved Currencies other than Dollars into Dollars at the Rate of Exchange pursuant to Section 1.2(e).

8.18     U.S.A. Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the

“Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Signature pages follow.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BUNGE LIMITED FINANCE CORP.

By:	/s/ Premchand Kanneganti
Printed Name:	PREMCHAND KANNEGANTI
Title:	President

Signature page to Revolving Credit Agreement

COBANK, ACB, as Administrative Agent and Lender

By:	/s/ Jacqueline Bove
Printed Name:	Jacqueline Bove
Title:	Managing Director

Signature page to Revolving Credit Agreement

Schedule 1.1

Commitments

Lender	Initial Commitment	Phase II Commitment
CoBank, ACB	$368,000,000	$297,000,000
TOTAL	$368,000,000	$297,000,000

Schedule 3.3

Consents, Authorizations, Filings and Notices

None.

Exhibit A

FORM OF GUARANTY AGREEMENT

This Guaranty (as amended, supplemented or otherwise modified in accordance with the terms hereof and in effect from time to time, this “Guaranty”) is made as of May 30, 2013 by Bunge Limited, a company incorporated under the laws of Bermuda (together with any successors or assigns permitted hereunder, “BL” or “Guarantor”) to CoBank, ACB, in its capacity as the administrative agent (together with its successors and assigns, the “Administrative Agent”) under the Credit Agreement dated as of May 30, 2013 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Credit Agreement”), among Bunge Limited Finance Corp., a Delaware corporation (“BLFC”), the Administrative Agent and the financial institutions from time to time party thereto (each a “Lender” and collectively, the “Lenders”), for the benefit of the Lenders.

WITNESSETH:

WHEREAS, pursuant to the Credit Agreement the Lenders have agreed to make revolving loans (the “Loans”) to BLFC from time to time;

WHEREAS, the execution and delivery of this Guaranty is a condition precedent to the effectiveness of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereby agree as follows:

Section 1.         Definitions.

(a)       For all purposes of this Guaranty, except as otherwise expressly provided in Annex A hereto or unless the context otherwise requires, capitalized terms used herein shall have the meanings assigned to such terms in the Credit Agreement.

(b)        Notwithstanding any other provision contained herein or in the other Loan Documents, all terms of an accounting or financial nature used herein and in the other Loan Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Loan Documents shall be made, and prepared, (i) in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 below (and all defined terms used in the definition of any accounting term used in Section 8.2 below) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the financial statements referred to in Section 7(a) below. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 8.2 below, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Guaranty that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Guarantor’s financial statements at that time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of BLFC, the Guarantor or any of their Subsidiaries at “fair value”, as defined therein.

Ex. A - 1

Section 2.         Guaranty. Subject to the terms and conditions of this Guaranty, the Guarantor hereby unconditionally and irrevocably guarantees (collectively, the “Guaranty Obligations”) the prompt and punctual payment of all Obligations due and owing (whether at the stated maturity, by acceleration, or otherwise) under the Credit Agreement and the other Loan Documents whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred. This Guaranty is a guaranty of payment and not of collection. All payments by the Guarantor under this Guaranty shall be made in Dollars and (i) with respect to Loans, shall be made to the Administrative Agent for disbursement pro rata (determined at the time such payment is sought) to the Lenders in accordance with their respective Aggregate Exposure Percentages, (ii) with respect to fees, expenses and indemnifications owed to the Lenders, shall be made to the Administrative Agent for disbursement pro rata (determined at the time such payment is sought) to the Lenders in accordance with their respective Aggregate Exposure Percentages (except as otherwise provided in the Credit Agreement with respect to Defaulting Lenders), and (iii) with respect to fees, expenses and indemnifications owed to the Administrative Agent in its capacity as such, shall be made to the Administrative Agent. This Guaranty shall remain in full force and effect until the Guaranty Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto BLFC may be free from any payment obligations under the Loan Documents.

Section 3.         Guaranty Absolute. The Guarantor guarantees that the Guaranty Obligations will be paid, regardless of any applicable law, regulation or order now or hereinafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter acquire in any way relating to, any or all of the following:

(a)        Any lack of validity or enforceability of or defect or deficiency in the Credit Agreement, any Transaction Document or Loan Document or any other agreement or instrument executed in connection with or pursuant thereto;

(b)        Any change in the time, manner, terms or place of payment of, or in any other term of, all or any of the Guaranty Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement, any Transaction Document or Loan Document or any other agreement or instrument relating thereto or executed in connection therewith or pursuant thereto;

(c)        Any sale, exchange or non-perfection of any property standing as security for the liabilities hereby guaranteed or any liabilities incurred directly or indirectly hereunder or any setoff against any of said liabilities, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranty Obligations;

(d)        The failure of the Administrative Agent or a Lender to assert any claim or demand or to enforce any right or remedy against BLFC or any other Person hereunder or under the Credit Agreement or any Transaction Document or any Loan Document;

(e)        Any failure by BLFC in the performance of any obligation with respect to the Credit Agreement or any other Loan Document;

(f)        Any change in the corporate existence, structure or ownership of BLFC, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting BLFC or its assets or resulting release or discharge of any of the Guaranty Obligations;

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(g)        Any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantor, BLFC or any other Person (including any other guarantor) that is a party to any document or instrument executed in respect of the Guaranty Obligations;

(h)        Any limitation of BLFC’s obligations pursuant to subsection 8.16(b) of the Credit Agreement; or

(i)         Any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Guaranty Obligations or the Administrative Agent’s or the Lenders’ rights with respect thereto, including, without limitation: (A) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a currency other than Dollars for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice; or (B) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction; or (C) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives BLFC of any assets or their use or of the ability to operate its business or a material part thereof; or (D) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (A), (B) or (C) above (in each of the cases contemplated in clauses (A) through (D) above, to the extent occurring or existing on or at any time after the date of this Guaranty).

The obligations of the Guarantor under this Guaranty shall not be affected by the amount of credit extended to BLFC, any repayment by BLFC to the Administrative Agent or the Lenders (in each case, other than the indefeasible full and final payment of all of the Guaranty Obligations), the allocation by the Administrative Agent or the Lenders of any repayment, any compromise or discharge of the Guaranty Obligations, any application, release or substitution of collateral or other security therefor, the release of any guarantor, surety or other Person obligated in connection with any document or instrument executed in respect of the Guaranty Obligations, or any further advances to BLFC.

Without limiting the generality of the foregoing, the Guarantor guarantees that it shall pay the Administrative Agent strictly in accordance with the express terms of any document or agreement evidencing any Guaranty Obligation.

It is the intent of this Section 3 that the Guaranty Obligations hereunder are and shall be irrevocable, continuing, absolute and unconditional under any and all circumstances.

Section 4.         Waiver. The Guarantor hereby waives (a) promptness, diligence, notice of acceptance, presentment, demand, protest, notice of protest and dishonor, notice of default, notice of intent to accelerate, notice of acceleration and any other notice with respect to any of the Guaranty Obligations and this Guaranty, (b) any requirement that the Administrative Agent or the Lenders protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right or take any action against BLFC or any other Person or entity or any collateral or that BLFC or any other Person or entity be joined in any action hereunder, (c) the defense of the statute of limitations in any action under this Guaranty or for the collection or performance of the Guaranty Obligations, (d) any defense arising by reason of any lack of corporate authority, (e) any defense based upon any guaranteed party’s errors or omissions in the administration of the Guaranty Obligations except to the extent that any error or omission is caused by such guaranteed party’s bad faith, gross negligence or willful misconduct, (f) any rights to set-offs and counterclaims and (g) any defense based upon an election of remedies which destroys or impairs the subrogation rights of the Guarantor or the right of the Guarantor to proceed against BLFC or any other

Ex. A - 3

obligor of the Guaranty Obligations for reimbursement. All dealings between BLFC or the Guarantor, on the one hand, and the Administrative Agent and the Lenders, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Should the Administrative Agent seek to enforce the obligations of the Guarantor hereunder by action in any court, the Guarantor waives any necessity, substantive or procedural, that a judgment previously be rendered against BLFC or any other Person, or that any action be brought against BLFC or any other Person, or that BLFC or any other Person should be joined in such cause. Such waiver shall be without prejudice to the Administrative Agent at its option to proceed against BLFC or any other Person, whether by separate action or by joinder. The Guarantor further expressly waives each and every right to which it may be entitled by virtue of the suretyship law of the State of New York or any other applicable jurisdiction.

Section 5.         Several Obligations; Continuing Guaranty. The obligations of the Guarantor hereunder are separate and apart from BLFC or any other Person (other than the Guarantor), and are primary obligations concerning which the Guarantor is the principal obligor. The Guarantor agrees that this Guaranty is a continuing guaranty and that it shall not be discharged except by payment in full of the Guaranty Obligations, termination of the Commitments and complete performance of the obligations of the Guarantor hereunder. The obligations of the Guarantor hereunder shall not be affected in any way by the release or discharge of BLFC from the performance of any of the Guaranty Obligations, whether occurring by reason of law or any other cause, whether similar or dissimilar to the foregoing.

Section 6.         Subrogation Rights. If any amount shall be paid to the Guarantor on account of subrogation rights at any time when all the Guaranty Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Administrative Agent and shall forthwith be paid to the Administrative Agent to be applied to the Guaranty Obligations as specified in the Loan Documents. If (a) the Guarantor makes a payment to the Administrative Agent of all or any part of the Guaranty Obligations and (b) all the Guaranty Obligations have been paid in full and the Commitments have terminated, the Administrative Agent will, at the Guarantor’s request, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty of any kind whatsoever, necessary to evidence the transfer by subrogation to the Guarantor of any interest in the Guaranty Obligations resulting from such payment by the Guarantor. The Guarantor hereby agrees that it shall have no rights of subrogation, reimbursement, exoneration, contribution or indemnification or any right to participate in any claim or remedy of the Administrative Agent or any Lender against BLFC with respect to amounts due to the Administrative Agent or the Lenders until such time as all obligations of BLFC to the Lenders and the Administrative Agent have been paid in full, the Commitments have been terminated and the Credit Agreement has been terminated.

Section 7.         Representations and Warranties. The Guarantor hereby represents and warrants as follows:

(a)        Financial Condition.

(i)         The consolidated balance sheet of the Guarantor and its consolidated Subsidiaries as at December 31, 2012 and the related consolidated statements of income for the fiscal year ended on such date, reported on by the Guarantor’s independent public accountants, copies of which have heretofore been furnished to the Administrative Agent, are complete and correct, in all material respects, and present fairly the financial condition of the Guarantor and its consolidated Subsidiaries as at such date, and the results of operations for the fiscal year then ended. Such financial statements, including any related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the external auditors and as disclosed therein, if any).

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(ii)        Except as disclosed in Schedule V attached hereto, neither the Guarantor nor its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material guarantee obligation, contingent liability (as defined in accordance with GAAP), or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto, except for guarantees, indemnities or similar obligations of the Guarantor or a consolidated Subsidiary supporting obligations of one Subsidiary to another Subsidiary.

(iii)       During the period from December 31, 2012 to and including the date hereof, except as disclosed in Schedule V attached hereto, neither the Guarantor nor its consolidated Subsidiaries has sold, transferred or otherwise disposed of any material part of its business or property, nor has it purchased or otherwise acquired any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Guarantor and its consolidated Subsidiaries at December 31, 2012.

(b)        No Change. Since December 31, 2012, except as disclosed in Schedule I hereof, there has been no development or event which has had or could, in the Guarantor’s good faith reasonable judgment, reasonably be expected to have a Material Adverse Effect.

(c)        Corporate Existence; Compliance with Law. The Guarantor and each of its Subsidiaries (i) is duly organized and validly existing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so duly qualified could not reasonably be expected to have a Material Adverse Effect, (iv) is in compliance with all Requirements of Law and Contractual Obligations, except any non-compliance which could not reasonably be expected to have a Material Adverse Effect, and (v) with respect to the transactions contemplated hereunder, is in compliance in all material respects with all Requirements of Law promulgated by the U.S. Treasury Department Office of Foreign Assets Control pursuant to the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et. seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order promulgated thereunder (including, without limitation, having in full force and effect any required licenses thereunder).

(d)        Corporate Power; Authorization; Enforceable Obligations. The Guarantor and each of its Subsidiaries has the corporate power and authority, and the legal right, to make, deliver and perform this Guaranty and each of the other Loan Documents and Transaction Documents to which such Person is a party and to borrow thereunder and has taken all necessary corporate action to authorize (i) the borrowings on the terms and conditions of the Loan Documents and Transaction Documents to which such Person is a party, (ii) the execution, delivery and performance of this Guaranty and each of the other Loan Documents and Transaction Documents to which such Person is a party and (iii) the remittance of payments in the applicable currency of all amounts payable hereunder and thereunder. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings under the Loan Documents or Transaction Documents, the remittance of payments in the applicable currency in accordance with the terms hereof and thereof or with the execution, delivery, performance, validity or enforceability of this Guaranty and each of the other Loan Documents and Transaction Documents. This Guaranty and each of the other Loan Documents and Transaction Documents to which the Guarantor and/or any of its Subsidiaries are a party have been

Ex. A - 5

duly executed and delivered on behalf of the Guarantor and each of such Subsidiaries. Each of this Guaranty and each of the other Loan Documents and Transaction Documents to which the Guarantor and/or any of its Subsidiaries are a party constitutes a legal, valid and binding obligation of the Guarantor and each of such Subsidiaries enforceable against the Guarantor and each of such Subsidiaries in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).

(e)        No Legal Bar. The execution, delivery and performance by the Guarantor of this Guaranty, and by it and each of its Subsidiaries of the other Loan Documents and Transaction Documents to which each such entity is a party, the borrowings thereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation to which the Guarantor or any of its Subsidiaries are a party or by which it or they are bound and will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of any of the Guarantor or its Subsidiaries pursuant to any such Requirement of Law or Contractual Obligation.

(f)        No Material Litigation. Except as disclosed in Schedule VI attached hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Guarantor, threatened by or against the Guarantor or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to this Guaranty or the other Loan Documents or Transaction Documents or any of the transactions contemplated hereby or (b) which could reasonably be expected to have a Material Adverse Effect.

(g)        Ownership of Property; Liens. The Guarantor and each of its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property except for defects in title which would not have a Material Adverse Effect, and none of the property is subject to any Lien that secures Secured Indebtedness, other than a Lien that secures Permitted Secured Indebtedness or any other Secured Indebtedness permitted under Section 8.2(a)(iv) of this Guaranty.

(h)        Environmental Matters. The Guarantor and its Subsidiaries have obtained all permits, licenses and other authorizations that are necessary to operate their respective business and required under all applicable Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule II attached hereto, (i) Hazardous Materials have not at any time been generated, used, treated or stored on, released or disposed of on, or transported to or from, any property owned, leased, used, operated or occupied by the Guarantor or any of its Subsidiaries or, to the best of the Guarantor’s knowledge, any property adjoining or in the vicinity of any such property except in compliance with all applicable Environmental Laws other than where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (ii) there are no past, pending or threatened (in writing) Environmental Claims against the Guarantor or any of its Subsidiaries or any property owned, leased, used, operated or occupied by the Guarantor or any of its Subsidiaries that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. The operations of the Guarantor and its Subsidiaries are in compliance in all material respects with all terms and conditions of the required permits, licenses, certificates, registrations and authorizations, and are also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

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(i)         No Default. Except with respect to the Indebtedness set forth on Schedule III attached hereto, neither the Guarantor nor any of its Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it is bound in any respect which could reasonably be expected to have a Material Adverse Effect. No Series 2002-1 Early Amortization Event, Potential Series 2002-1 Early Amortization Event, Event of Default or Default has occurred and is continuing.

(j)         Taxes. Under the laws of Bermuda, the execution, delivery and performance by the Guarantor of this Guaranty and by it and each of its Subsidiaries (as the case may be) of the other Loan Documents and Transaction Documents to which they are a party and all payments of principal, interest, fees and other amounts hereunder and thereunder are exempt from all income or withholding taxes, stamp taxes, charges or contributions of Bermuda or any political subdivision or taxing authority thereof, irrespective of the fact that the Administrative Agent or any of the Lenders may have a representative office or subsidiary in Bermuda.

(k)        Pari Passu Status. The obligations of the Guarantor hereunder constitute direct, general obligations of the Guarantor and rank at least pari passu (in priority of payment) with all other unsecured, unsubordinated Indebtedness (other than any such Indebtedness that is preferred by mandatory provision of law) of the Guarantor.

(1)        Purpose of Advances. The proceeds of the Loans under the Credit Agreement shall be used by BLFC solely to either (i) repay BLFC’s obligations to CoBank under the JPMorgan Credit Agreement, (ii) repay in full the “Tranche A Loans” under and as defined in the 2012 Credit Agreement, (iii) make advances under the Series 2002-1 VFC, (iv) repay Permitted Indebtedness outstanding from time to time or (v) pay expenses incurred in connection with the Credit Agreement and any Pari Passu Indebtedness. Notwithstanding the foregoing, any other use of the proceeds of the Loans under the Credit Agreement shall not affect the obligations of the Guarantor hereunder.

(m)       Information. All information (including, with respect to the Guarantor, without limitation, the financial statements required to be delivered pursuant hereto), which has been made available to the Administrative Agent or any Lender by or on behalf of the Guarantor in connection with the transactions contemplated hereby and the other Loan Documents and Transaction Documents is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided, that, with respect to projected financial information provided by or on behalf of the Guarantor, the Guarantor represents only that such information was prepared in good faith by management of the Guarantor on the basis of assumptions believed by such management to be reasonable as of the time made.

(n)        Designated Obligors. On the date hereof, BL directly or indirectly owns the percentage of the voting stock of each Designated Obligor (other than BL) set forth on Schedule IV attached hereto.

(o)        Restrictions on Designated Obligors. There is no legal or regulatory restriction on the ability of any Designated Obligor to pay dividends to the Guarantor out of earnings at such times as such Designated Obligor is not deemed to be insolvent pursuant to the laws of its jurisdiction of incorporation nor any legal or regulatory restriction preventing the Guarantor from converting such dividend payments to Dollars or Euros.

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(p)        Federal Regulations. No part of the proceeds of any advances under the Investor Certificates will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System of the United States as now and from time to time hereafter in effect.

(q)        Investment Company Act. The Guarantor is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(r)        Solvency. The Guarantor is, individually and together with its Subsidiaries, Solvent.

(s)        Consideration. The Guarantor has received, or will receive, direct or indirect benefit from the making of this Guaranty. The Guarantor has, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

(t)         Transaction Documents. Each of the Series 2002-1 Supplement, Pooling Agreement, Servicing Agreement, Sale Agreement and Series 2002-1 VFC (each as defined in the Credit Agreement without giving effect to any amendment, restatement, supplement or other modification thereto) is in full force and effect as of the date hereof and has not been amended, restated, supplemented or otherwise modified since the date such agreement or instrument was signed by the party or parties thereto.

The Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by the Guarantor on the date hereof and the date of each borrowing by BLFC under the Credit Agreement, on and as of all such dates.

Section 8.         Covenants.

8.1       Affirmative Covenants. The Guarantor hereby agrees that, so long as (i) any Loan remains outstanding and unpaid or any other amount is owing to the Administrative Agent or any Lender under the Credit Agreement or (ii) the Commitments have not been terminated:

(a)        Financial Statements. The Guarantor shall furnish to the Administrative Agent (who shall furnish a copy to each Lender):

(i)         promptly after each annual meeting of the Guarantor, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Guarantor, a copy of the audited consolidated balance sheet of the Guarantor and its consolidated Subsidiaries at the end of such year and related audited consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified by independent public accountants reasonably acceptable to the Administrative Agent;

(ii)        as soon as available, but in any event not later than sixty (60) days after the end of each of the first three quarters of each fiscal year of the Guarantor, the unaudited consolidated balance sheet of the Guarantor as at the end of such quarter and the related unaudited consolidated statement of income for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the

Ex. A - 8

figures for the previous year, each in the form reasonably acceptable to the Administrative Agent, certified by the chief financial officer of the Guarantor; and

(iii)       such additional financial and other information as the Administrative Agent (at the request of any Lender or otherwise) may from time to time reasonably request;

all such financial statements furnished under clause (i) above to be complete and correct in all material respects and prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein); provided, however, that the Guarantor shall not be required to deliver the financial statements described under clauses (i) and (ii) above if such statements are available within the time period required by applicable Requirements of Law on EDGAR or from other public sources.

(b)        Quarterly Compliance Certificates. The Guarantor shall, within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year and one hundred and twenty (120) days after the end of each fiscal year, furnish to the Administrative Agent its certificate signed by its chief financial officer, treasurer or controller stating that, to the best of such officer’s knowledge, during such period each of the Guarantor and BLFC has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Guaranty and the other Loan Documents and Transaction Documents and any other related documents to be observed, performed or satisfied by each of them, and that such officer has obtained no knowledge of any Series 2002-1 Early Amortization Event, Potential Series 2002-1 Early Amortization Event, Event of Default or Default except as specified in such certificate and showing in reasonable detail the calculations evidencing compliance with the covenants in subsection 8.2(a).

(c)        Conduct of Business and Maintenance of Existence. The Guarantor shall, and shall cause each of the Designated Obligors to: (i) except as permitted by subsection 8.2 (b), preserve, renew and keep in full force and effect its corporate existence; and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except where the failure to maintain the same would not have a Material Adverse Effect.

(d)        Compliance with Laws and Contractual Obligations; Authorization. The Guarantor shall, and shall cause each of its Subsidiaries to, comply in all respects with all Requirements of Law and Contractual Obligations, except where failure to so comply would not have a Material Adverse Effect, and the Guarantor shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by any applicable laws and regulations to enable it lawfully to enter into and perform its obligations under this Guaranty or to ensure the legality, validity, enforceability or admissibility in evidence of this Guaranty and the other Loan Documents and Transaction Documents.

(e)        Maintenance of Property; Insurance. The Guarantor shall, and shall cause each of its Subsidiaries to, keep all property useful and necessary in its business in good working order and condition, except where failure to do so would not have a Material Adverse Effect; and maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are customary for the Guarantor’s type of business.

(f)        Inspection of Property; Books and Records. The Guarantor shall, and shall cause each of the Designated Obligors to, keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the

Ex. A - 9

Administrative Agent and each Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any time and as often as may reasonably be desired, provided that the Administrative Agent and each Lender has given reasonable prior written notice and the Administrative Agent and each Lender has executed a confidentiality agreement reasonably satisfactory to the Guarantor.

(g)        Notices. The Guarantor shall give notice to the Administrative Agent promptly after becoming aware of the same, of (i) the occurrence of any Series 2002-1 Early Amortization Event, Potential Series 2002-1 Early Amortization Event, Event of Default or Default, including any steps taken to remedy or mitigate the effect of such default; (ii) any changes in taxes, duties or other fees of Bermuda or any political subdivision or taxing authority thereof or any change in any laws of Bermuda, in each case, that may affect any payment due under this Guaranty or the other Loan Documents and Transaction Documents; (iii) any change in the Guarantor’s, BLFC’s or the Master Trust’s public or private rating by S&P or Moody’s; and (iv) any development or event which has had, or which the Guarantor in its good faith judgment believes will have, a Material Adverse Effect.

(h)        Pari Passu Obligations. The Guarantor shall ensure that its obligations hereunder at all times constitute direct, general obligations of the Guarantor ranking at least pari passu in right of payment with all other unsecured, unsubordinated Indebtedness (other than Indebtedness that is preferred by mandatory provisions of law) of the Guarantor.

(i)         Maintenance of Designated Obligors. The Guarantor will not and will not permit any of its Subsidiaries directly or indirectly to convey, sell, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of transactions more than 50% of the voting stock of a Designated Obligor (other than BL) unless such conveyance, sale, transfer or disposition does not cause a Series 2002-1 Early Amortization Event, Potential Series 2002-1 Early Amortization Event, Event of Default or Default and either (i) such conveyance, sale, transfer or disposition is among the Guarantor and its Subsidiaries or (ii) (A) the Guarantor or such Subsidiary uses the net proceeds of such stock conveyance, sale, transfer or disposition to repay in full the aggregate principal and interest due and owing with respect to all Intercompany Loans outstanding as to which the Designated Obligor is the Obligor and (B) to the extent such net proceeds exceed the amounts required to be paid pursuant to clause (A), the Guarantor or such Subsidiary either (1) reinvests or enters into a contract to reinvest all such excess net proceeds in productive replacement fixed assets of a kind then used or usable in the business of the Guarantor or any of its Subsidiaries or (2) uses such excess net proceeds to make payments on the Guarantor’s or its Subsidiaries’ other Indebtedness.

(j)         Payment of Taxes. The Guarantor shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and similar governmental charges imposed on it, its incomes, profits or properties, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the Guarantor or (ii) the nonpayment of all such taxes, assessments and charges in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(k)        Environmental Laws. Unless, in the good faith judgment of the Guarantor, the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Guarantor will comply in all material respects, and cause each of its Subsidiaries to comply in all material respects, with the requirements of all applicable Environmental Laws and will immediately pay or cause to be paid all costs and expenses incurred in such compliance, except such costs and expenses

Ex. A - 10

which are being contested in good faith by appropriate proceedings if the Guarantor or such Subsidiary, as applicable, is maintaining adequate reserves (in the good faith judgment of the management of the Guarantor) with respect thereto in accordance with GAAP. Unless the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Guarantor shall not, nor shall it permit or suffer any of its Subsidiaries to, generate, use, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process Hazardous Materials other than in the ordinary course of business and in material compliance with all applicable Environmental Laws, and shall not, and shall not permit or suffer any of its Subsidiaries to, cause or permit, as a result of any intentional or unintentional act or omission on the part of the Guarantor or any Subsidiary thereof, the installation or placement of Hazardous Materials in material violation of or actionable under any applicable Environmental Laws onto any of its property or suffer the material presence of Hazardous Materials in violation of or actionable under any applicable Environmental Laws on any of its property without having taken prompt steps to remedy such violation. Unless its failure to do so would not reasonably be expected to have a Material Adverse Effect, the Guarantor shall, and shall cause each of its Subsidiaries to, promptly undertake and diligently pursue to completion any investigation, study, sampling and testing, as well as any cleanup, removal, remedial or other action required of the Guarantor or any Subsidiary under any applicable Environmental Laws in the event of any release of Hazardous Materials.

(1)        ERISA. The Guarantor shall give notice to the Administrative Agent:

(i)         ERISA Events. Promptly and in any event within ten (10) days after the Guarantor or any of its ERISA Affiliates knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of the Guarantor or such ERISA Affiliate describing such ERISA Event and the action, if any, that the Guarantor or such ERISA Affiliate has taken and proposes to take with respect thereto;

(ii)        Plan Terminations. Promptly and in any event within two (2) Business Days after receipt thereof by the Guarantor or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(iii)       Multiemployer Plan Notices. Promptly and in any event within five (5) Business Days after receipt thereof by the Guarantor or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by the Guarantor or any of its ERISA Affiliates in connection with any event described in clause (A) or (B) above; and

(iv)       Additional Multiemployer Plan Notices. Promptly and in any event within five (5) Business Days after receipt thereof by the Guarantor or any of its ERISA Affiliates, copies of (A) any documents described in Section 101(k) of ERISA that the Guarantor or any of its ERISA Affiliates may request with respect to any Multiemployer Plan, and (B) any notices described in Section 101(1) of ERISA that the Guarantor or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided, that if the Guarantor or the applicable ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, upon the request of the Administrative Agent, which request shall not be more frequent than once during any twelve (12) month period, the Guarantor or applicable ERISA Affiliate shall promptly make

Ex. A - 11

a request for such documents or notices and shall provide copies of such documents and notices promptly and in any event within five (5) Business Days after receipt thereof.

8.2       Negative Covenants. The Guarantor hereby agrees that, so long as (i) any Loan remains outstanding and unpaid or any other amount is owing to the Administrative Agent or any Lender under the Credit Agreement or (ii) the Commitments have not been terminated:

(a)        the Guarantor shall not at any time permit:

(i)         its Consolidated Net Worth (as calculated at the end of each fiscal quarter of the Guarantor) to be less than U S $4,000,000,000 (to be tested quarterly);

(ii)        the ratio of its consolidated Adjusted Net Debt to consolidated Adjusted Capitalization (each as calculated at the end of each fiscal quarter of the Guarantor) to be greater than 0.635:1.0 (to be tested quarterly);

(iii)       the ratio of its total consolidated current assets to total consolidated current liabilities, each as calculated at the end of each fiscal quarter of the Guarantor and as determined in accordance with GAAP, to be less than 1.1 to 1.0 (to be tested quarterly); and

(iv)       the aggregate outstanding principal balance of all Secured Indebtedness (excluding any Permitted Secured Indebtedness) incurred by the Guarantor and its Subsidiaries to be greater than an amount equal to five percent (5%) of the Total Tangible Assets of the Guarantor and its Subsidiaries, as calculated at the end of each fiscal quarter of the Guarantor and as determined in accordance with GAAP (to be tested quarterly).

(b)        Limitation of Fundamental Changes. The Guarantor shall not enter into any transaction of merger, consolidation or amalgamation (other than any merger or amalgamation of any Subsidiary with and into the Guarantor so long as the Guarantor shall be the surviving, resulting or continuing company) or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets.

(c)        Restrictions on Dividends or Loans by Designated Obligors. The Guarantor shall not permit any Designated Obligor to enter into any agreement restricting the payment of dividends or the making of loans by it to the Guarantor or to any other Designated Obligor, except that the Guarantor may permit a Designated Obligor to be party to agreements (i) limiting the payment of dividends by such Designated Obligor following a default or an event of default under such agreement and (ii) requiring the compliance by such Designated Obligor with specified net worth, working capital or other similar financial tests and (iii) restricting loans to be made by such Designated Obligor to any other Obligor or the Guarantor to such loans which accrue interest at a rate greater than or equal to such lending Designated Obligor’s average cost of funds as determined in good faith by the Board of Directors of such Designated Obligor.

(d)        Intercompany Loans. Notwithstanding any provision to the contrary set forth in the Transaction Documents (including, without limitation, clause (s) of the definition of “Eligible Loan” in Annex X), the Guarantor (i) shall not permit any Seller to sell, transfer, assign or otherwise convey any Intercompany Loan to Bunge Funding under the Sale Agreement that has a maturity in excess of six (6) years and (ii) shall either cause a Seller, Bunge Funding or the Trustee to demand repayment of all outstanding principal and accrued interest under each Intercompany Loan or cause

Ex. A - 12

a Seller to refinance such amounts by making a new Intercompany Loan to the applicable Obligor within six (6) years from the date of such Intercompany Loan.

8.3        Use of Websites.

(a)        The Guarantor may satisfy its obligation to deliver any public information to the Lenders by posting this information onto an electronic website designated by the Guarantor and the Administrative Agent (the “Designated Website”) by notifying the Administrative Agent (i) of the address of the website together with any relevant password specifications and (ii) that such information has been posted on the website; provided, that in any event the Guarantor shall supply the Administrative Agent with one copy in paper form of any information which is posted onto the website.

(b)        The Administrative Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Guarantor and the Administrative Agent.

(c)        The Guarantor shall promptly upon becoming aware of its occurrence notify the Administrative Agent if:

(i)         the Designated Website cannot be accessed due to technical failure;

(ii)        the password specifications for the Designated Website change;

(iii) any new information which is required to be provided under this Guaranty is posted onto the Designated Website;

(iv) any existing information which has been provided under this Guaranty and posted onto the Designated Website is amended; or

(v)        the Guarantor becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Guarantor notifies the Administrative Agent under Section 8.3(c)(i) or Section 8.3(c)(v) above, all information to be provided by the Guarantor under this Guaranty after the date of that notice shall be supplied in paper form unless and until the Administrative Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

Section 9.         Amendments. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall in any event be effective unless such amendment or waiver shall be in writing and signed by the Guarantor and the Administrative Agent. Such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.       Notices, Etc. All notices, demands, instructions and other communications required or permitted to be given to or made upon any Person pursuant hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, return receipt requested, by recognized overnight courier service or by facsimile transmission, and shall be deemed to be given for purposes of this Guaranty, in the case of a notice sent by registered, certified or express mail, or by recognized overnight courier service, on the date that such writing is actually delivered to the intended recipient thereof in accordance with the provisions of this Section 10, or in the case of facsimile

Ex. A - 13

transmission, when received and telephonically confirmed. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 10, notices, demands, instructions and other communications in writing shall be given to or made upon the subject parties at their respective Notice Addresses (or to their respective facsimile transmission numbers) or at such other address or number as any party may notify to the other parties in accordance with the provisions of this Section 10.

Section 11.       No Waiver; Remedies. No failure on the part of the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 12.       Costs and Expenses. The Guarantor agrees to pay, and cause to be paid, on demand all costs and expenses actually incurred by the Administrative Agent in connection with the enforcement of this Guaranty including, without limitation, the fees and out-of-pocket expenses of outside counsel to the Administrative Agent with respect thereto. The agreements of the Guarantor contained in this Section 12 shall survive the payment of all other amounts owing hereunder or under any of the other Guaranty Obligations.

Section 13.       Separability. Should any clause, sentence, paragraph, subsection or Section of this Guaranty be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Guaranty, and the parties hereto agree that the part or parts of this Guaranty so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein.

Section 14.       Captions. The captions in this Guaranty have been inserted for convenience only and shall be given no substantive meaning or significance whatever in construing the terms and provisions of this Guaranty.

Section 15.       Successors and Assigns. This Guaranty shall (a) be binding upon the Guarantor and its successors and assigns and (b) inure to the benefit of and be enforceable by the Administrative Agent and its successors, transferees and assigns; provided, however, that any assignment by the Guarantor of its obligations hereunder shall (i) be subject to the prior written consent of all the Lenders at their complete discretion, and (ii) only be made to a one hundred percent (100%) owned Affiliate of the Guarantor.

Section 16.       Limitation by Law. All rights, remedies and powers provided in this Guaranty may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Guaranty are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Guaranty invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

Section 17.       Substitution of Guaranty. Subject to the prior written consent of all the Lenders at their complete discretion, the Guarantor shall, during the term of this Guaranty, be permitted at its option to provide collateral to the Administrative Agent or another form of credit support as a substitute for its obligations under this Guaranty. The Guarantor agrees to execute whatever security or credit support documents the Administrative Agent reasonably requests in order to effectuate the provisions of this Section 17.

Ex. A - 14

Section 18.       GOVERNING LAW; FOREIGN PARTY PROVISIONS.

(a)        THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b)        Consent to Jurisdiction. The Guarantor irrevocably submits to the non-exclusive jurisdiction of any New York state or U.S. federal court sitting in the Borough of Manhattan, The City of New York, in any action or proceeding relating to its obligations, liabilities or any other matter arising out of or in connection with this Guaranty or the other Loan Documents and Transaction Documents. The Guarantor hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state or U.S. federal court. The Guarantor also hereby irrevocably waives, to the fullest extent permitted by law, any objection to venue or the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

(c)        Appointment for Agent for Service of Process. The Guarantor hereby (i) irrevocably designates and appoints its chief financial officer (from time to time) at its principal executive offices at 50 Main Street, White Plains, New York 10606 (the “Authorized Agent”), as its agent upon which process may be served in any suit, action or proceeding related to this Guaranty and represents and warrants that the Authorized Agent has accepted such designation and (ii) agrees that service of process upon the Authorized Agent and written notice of said service to the Guarantor mailed or delivered by a recognized international courier service (with proof of delivery) to its Secretary or any Assistant Secretary at its registered office at 2 Church Street, Hamilton, Bermuda, shall be deemed in every respect effective service of process upon the Guarantor in any such suit or proceeding. The Guarantor further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Authorized Agent in full force and effect so long as the Guaranty is in existence.

(d)        Waiver of Immunities. To the extent that the Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Guaranty or any other Loan Documents and Transaction Documents, the Guarantor hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.

(e)        Taxes.

(i)         Any payments by or on behalf of the Guarantor to the Administrative Agent hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if any Taxes are required to be deducted or withheld from any amounts payable to the Administrative Agent, as determined in good faith by the applicable Withholding Agent, (x) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (y) if such Tax is an Indemnified Tax, then the sum payable by the Guarantor to the Administrative

Ex. A - 15

Agent shall be increased to the extent necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the Administrative Agent receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(ii)        Whenever any Indemnified Taxes are payable by the Guarantor, as promptly as possible thereafter the Guarantor shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Guarantor showing payment thereof, a copy of the tax return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. If (i) the Guarantor fails to pay any Indemnified Taxes when due to the appropriate taxing authority or (ii) the Guarantor fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Guarantor shall indemnify the Administrative Agent and the Lenders for any Taxes that are imposed on the Administrative Agent or any Lender as a result of any such failure.

(iii)       If any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made hereunder, the Administrative Agent shall obtain from such Lender and shall deliver to the Guarantor, at the time or times prescribed by applicable law or reasonably requested by the Guarantor, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate provided that such Lender (or participant) is legally entitled to complete, execute and deliver such documentation and in such Lender’s (or participant’s) judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender (or participant).

(iv)       If the Administrative Agent or a Lender determines, in its sole good faith discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Guarantor with respect to which the Guarantor has paid additional amounts pursuant to this Section 18(e), it shall pay to the Guarantor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Guarantor under this Section 18(e) with respect to Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Guarantor agrees to pay, upon the request of the Administrative Agent or such Lender, the amount paid over to the Guarantor pursuant to this Section 18(e)(iv) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event that the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 18(e)(iv), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 18(e)(iv) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 18(e)(iv) shall not be construed to require the Administrative Agent or a Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Guarantor.

(f)        Judgment Currency. The obligations of the Guarantor in respect of any sum due to the Administrative Agent or any Lender hereunder or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment

Ex. A - 16

Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Guarantor as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Applicable Creditor against such loss. The obligations of the Guarantor contained in this Section shall survive the termination of this Guaranty and the Credit Agreement and the payment of all other amounts owing hereunder and thereunder.

Section 19.      WAIVER OF JURY TRIAL. THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR FOR ANY TRANSACTIONS CONTEMPLATED BY THIS GUARANTY AND FOR ANY COUNTERCLAIM THEREIN. THE GUARANTOR ACKNOWLEDGES THAT (A) THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS GUARANTY, (B) IT HAS RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTY AND (C) IT WILL CONTINUE TO RELY ON THIS WAIVER IN FUTURE DEALINGS RELATED TO THIS GUARANTY. THE GUARANTOR REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL ADVISERS AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS AFTER CONSULTATION WITH ITS LEGAL ADVISERS. IN THE EVENT OF ANY LEGAL PROCEEDING RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR FOR ANY TRANSACTIONS CONTEMPLATED BY THIS GUARANTY, THIS GUARANTY MAY BE FILED AS EVIDENCE OF THE GUARANTOR’S WAIVER OF A TRIAL BY JURY.

Section 20.       Reinstatement. This Guaranty shall be reinstated to the extent of payments made to the Guarantor as reimbursement of amounts advanced by the Guarantor hereunder. The Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any part of any payment of principal of, or interest on, the Guaranty Obligations is stayed, rescinded or must otherwise be restored by the Administrative Agent upon the bankruptcy or reorganization of BLFC or any other Person.

Section 21.       CoBank Conflict Waiver. CoBank acts as Administrative Agent and Lender and may provide other services or facilities from time to time (the “CoBank Roles”). The Guarantor and each other party hereto acknowledges and consents to any and all CoBank Roles, waives any objections it may have to any actual or potential conflict of interest caused by CoBank acting as Administrative Agent or as Lender hereunder and acting as or maintaining any of the CoBank Roles, and agrees that in connection with any CoBank Role, CoBank may take, or refrain from taking, any action which it in its discretion deems appropriate.

Section 22.       Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of an Event of Default or a Series 2002-1 Early Amortization Event, each Lender is hereby authorized at any time or from time to time, without notice to the Guarantor or to any other Person, any such notice being hereby expressly waived to the extent permitted by applicable law, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender, to or for the credit or the account of the Guarantor against and on account of the obligations and liabilities of the Guarantor to such Lender, as applicable, under this Guaranty or any other Loan Document, including, without limitation, all claims of any nature or description arising out of or connected with this Guaranty or any other Loan Document,

Ex. A - 17

irrespective of whether or not such Lender shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

If any Lender, whether by setoff or otherwise, has payment made to it under this Guaranty or any other Loan Document upon its Loans in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans.

Signature page follows.

Ex. A - 18

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed by its officers thereunto duly authorized, as of the date first written above.

GUARANTOR:

BUNGE LIMITED, a Bermuda company

By
Name:
Title:

By
Name:
Title:

Ex. A - 19

Schedule I

Material Developments

None.

Ex. A - 20

Schedule II

Environmental Matters

This Schedule II to the Guaranty hereby incorporates by reference all disclosures related to environmental matters set forth in (i) the Guarantor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed on March 1, 2013 and (ii) the Guarantor’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, which was filed by the Guarantor on May 3, 2013.

Ex. A - 21

Schedule III

Defaulted Facilities

None.

Ex. A - 22

Schedule IV

Designated Obligors

Percentage Directly or Indirectly
Name	Owned by BL
Bunge Limited	--
Bunge Global Markets Inc.	100%
Bunge N.A. Holdings, Inc.	100%
Bunge North America, Inc.	100%
Koninklijke Bunge B.V.	100%
Bunge Argentina S.A.	100%
Bunge S.A.	100%
Bunge Fertilizantes International Limited	100%
Bunge Alimentos S.A.	100%
Bunge Fertilizantes S.A. (Brazil)	100%
Bunge International Commerce Ltd.	100%
Bunge Europe Finance B.V.	100%

Ex. A - 23

Schedule V

Material Contingent Liabilities and Material Disposition or Acquisition of Assets

This Schedule V to the Guaranty hereby incorporates by reference all disclosures set forth in (i) the Guarantor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed on March 1, 2013, and (ii) the Guarantor’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, which was filed by the Guarantor on May 3, 2013.

Ex. A - 24

Schedule VI

Material Litigation

This Schedule VI to the Guaranty hereby incorporates by reference all disclosures related to legal proceedings set forth in (i) the Guarantor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed by the Guarantor on March 1, 2013, and (ii) the Guarantor’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, which was filed by the Guarantor on May 3, 2013.

Ex. A - 25

ANNEX A

“Adjusted Capitalization”: the sum of the Guarantor’s Consolidated Net Worth and the Guarantor’s consolidated Adjusted Net Debt.

“Adjusted Net Debt”: with respect to any Person on any date of determination, (a) the aggregate principal amount of Indebtedness of such Person on such date minus (b) the sum of all cash, marketable securities and Liquid Inventory of such Person on such date.

“BL”: as defined in the preamble hereto.

“BLFC”: Bunge Limited Finance Corp., a Delaware corporation, and its successors and permitted assigns.

“CoBank Roles”: as defined in Section 21.

“Consolidated Net Worth”: the Net Worth of the Guarantor and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, plus minority interests in Subsidiaries.

“Credit Agreement”: as defined in the preamble hereto.

“EDGAR”: the Electronic Data-Gathering, Analysis and Retrieval system, which performs automated collection, validation, indexing and forwarding of submissions by Persons who are required by law to file forms with the U.S. Securities and Exchange Commission.

“Environmental Claim”: any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereinafter “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting or arising from alleged or actual injury or threat of injury to the environment by reason of a violation of or liability arising under any Environmental Law.

“Excluded Taxes” has the meaning assigned such term in the Credit Agreement, provided, however, that, for the avoidance of doubt, such term shall include the Taxes set forth in such definition that are imposed on, or required to be withheld or deducted from a payment to, the Administrative Agent or any Lender under any Loan Document.

“Guarantor”: as defined in the preamble hereto.

“Guaranty”: as defined in the preamble hereto.

“Guaranty Obligations”: as defined in Section 2.

“Hazardous Materials”: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which

Ex. A - 26

is prohibited, limited or regulated by any governmental authority having jurisdiction over the Guarantor or its Subsidiaries and the manufacturing, trading or extraction of which constitutes a material portion of the business of the Guarantor or any of its Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or the Guarantor under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Intercompany Loans”: Loans, as defined in Annex X to the Pooling Agreement.

“Investor Certificates”: as defined in Annex X to the Pooling Agreement.

“Judgment Currency”: as defined in subsection 18(f).

“Liquid Inventory”: as to the Guarantor and its consolidated Subsidiaries at any time, its inventory at such time of commodities which are traded on any recognized commodities exchange, valued depending on the type of such commodity at either (a) the lower of cost or the market value at such time or (b) the market value at such time.

“Net Worth”: with respect to any Person, the sum of such Person’s capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders’ equity, excluding any treasury stock.

“Notice Address”:

Administrative Agent:	COBANK, ACB
5500 South Quebec Street
Greenwood Village, Colorado 80111
Attention: Scott Trauth
Telephone No.: (303) 740-4031
Telecopy No.: (303) 224-2648
Guarantor:	BUNGE LIMITED
50 Main Street
White Plains, New York 10606
Attention: Treasurer
Telephone No.: (914) 684-3365
Telecopy No.: (914) 684-3283

“Permitted Secured Indebtedness”: any Secured Indebtedness that:

(a)        is secured by any mechanic, laborer, workmen, repairmen, materialmen, supplier, carrier, warehousemen, landlord or vendor Lien or any other Lien provided for by mandatory provisions of law, any order, attachment or similar legal process arising in connection with a court or other similar proceeding, any tax, charge or assessment ruling or required by any Governmental Authority under any other similar circumstances;

(b)        is incurred or assumed solely for the purpose of financing all or any part of the cost of constructing or acquiring Property, and any Secured Indebtedness extending, renewing or replacing, in whole or in part Secured Indebtedness permitted pursuant to this clause (b), so long as the principal amount of the Secured Indebtedness secured by such Lien does not exceed its original principal amount;

Ex. A - 27

(c)        is secured by Property existing prior to the acquisition of such Property or the acquisition of any Subsidiary that is the owner of such Property and is not incurred in contemplation of such acquisition and any Secured Indebtedness extending, renewing or replacing, in whole or in part Secured Indebtedness permitted pursuant to this clause (c), so long as the principal amount of the Secured Indebtedness secured by such Lien does not exceed its original principal amount;

(d)        is owed by any Subsidiary to the Guarantor or any other Subsidiary;

(e)        is secured by any accounts receivable from or invoices to export customers (including, but not limited to, Subsidiaries), any contracts to sell, purchase or receive commodities to or from export customers and any cash collateral and proceeds thereof;

(f)        is incurred pursuant to the Loan Documents or Transaction Documents;

(g)        is secured by accounts receivable and other related assets arising in connection with transfers thereof to the extent such transfers are treated as true sales;

(h)        is secured by a Lien on any checking account, saving account, clearing account, futures account, deposit account, securities account, brokerage account, custody account or other account (or on any assets held in such account), securing obligations under any agreement or arrangement related to the opening of or provision of clearing, pooling, zero-balancing, brokerage, settlement, margin or other services related to such account (or on any assets held in such account), which customarily exist on similar accounts (or on any assets held in such accounts) of corporations in connection with the opening of, or provision of clearing, pooling, zero-balancing, brokerage, settlement, margin or other services related, to such accounts; or

(i)         is incurred in connection with letters of credit or other similar instruments issued in the normal course of business of the Guarantor or any Subsidiary, including without limitation, obligations under reimbursement agreements.

“Property”: any of the Guarantor’s or any Subsidiary’s present or future property including any asset, revenue, or right to receive income or any other property, whether tangible or intangible, real or personal.

“Secured Indebtedness”: all Indebtedness incurred by the Guarantor and any of its Subsidiaries (without duplication) which is secured by Property pledged by the Guarantor or any Subsidiary.

“Seller”: as defined in Annex X to the Pooling Agreement.

“Total Tangible Assets”: at any date of determination, the total amount of assets of the Guarantor and its Subsidiaries (without duplication and excluding any asset owned by the Guarantor or any Subsidiary that represents an obligation of the Guarantor or any other Subsidiary to such Subsidiary or Guarantor) after deducting therefrom all goodwill, trade names, trademarks, patents, licenses, copyrights and other intangible assets.

Ex. A - 28

Exhibit B-1

FORM OF BORROWER RESPONSIBLE OFFICER’S CERTIFICATE

The undersigned hereby certifies that he is a Responsible Officer of Bunge Limited Finance Corp., a Delaware corporation (“BLFC”), and that, as such, he is familiar with the facts hereby certified, and is duly authorized on behalf of BLFC to certify the same and does hereby further certify that as of the Closing Date:

(i)         each of the representations and warranties made by BLFC in or pursuant to the Loan Documents is true and correct in all material respects, provided that each of the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.9, 3.13, 3.14 and 3.15 of the Credit Agreement (as defined below) is true and correct in all respects;

(ii)        the business conducted and proposed to be conducted by BLFC is in compliance with all Requirements of Law and all registrations, filings, licenses and/or consents required to be obtained by BLFC in connection therewith have been made or obtained and are in full force and effect;

(iii)       no Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to any Loans requested to be made on the date hereof;

(iv)       the conditions set forth in Section 8.01 of the Series 2002-1 Supplement have been satisfied, the Series 2002-1 VFC has been issued and delivered to BLFC pursuant to the Series 2002-1 Supplement, and attached hereto are true and correct copies of the documents delivered pursuant to Section 8.01 of the Series 2002-1 Supplement; and

(v)        no Series 2002-1 Early Amortization Event or Potential Series 2002-1 Early Amortization Event has occurred and is continuing.

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement, dated as of May 30, 2013 among BLFC, the lenders from time to time party thereto and CoBank, ACB, as administrative agent.

IN WITNESS WHEREOF, the undersigned, in his capacity as a Responsible Officer of BLFC, has executed this officer’s certificate as of the                 day of          , 2013.

Printed Name:
Title:

Ex. B-1 - 1

Exhibit B-2

FORM OF BORROWER SECRETARY CERTIFICATE

The undersigned hereby certifies that she is the duly elected, qualified and acting Secretary of Bunge Limited Finance Corp., a Delaware corporation (the “Company”), and that, as such, she is familiar with the facts hereby certified and is duly authorized on behalf of the Company to certify the same and does hereby further certify as follows:

1.         Exhibit A is a true, correct and complete copy of the Certificate of Incorporation of the Company, including any amendments thereto that have been effected prior to the date hereof, as in effect on the date of the adoption of the resolutions described in paragraph 3 hereof, and no steps have been taken by the directors or shareholders of the Company to effect or authorize any amendment or other modification of such Company’s Certificate of Incorporation as so in effect.

2.         Exhibit B is a true, correct and complete copy of the By-Laws of the Company, together with all amendments thereto, if any, as in effect on the date of the adoption of the resolutions described in paragraph 3 hereof and such By-Laws have not been modified or amended and remain in full force and effect on the date hereof.

3.         Exhibit C is a true, correct and complete copy of the resolutions of the Board of Directors of the Company duly adopted by the Unanimous Written Consent of the Board of Directors of the Company given on May 30, 2013, authorizing the Company to enter into the Credit Agreement, by and among the Company, CoBank, ACB, as the administrative agent, and the other financial institutions party thereto, and various other documents in connection therewith. Such resolutions have not been modified, revoked or rescinded and remain in full force and effect on the date hereof.

4.         Exhibit D is a true, correct and complete copy of the Good Standing Certificate of the Company in the State of Delaware, dated May 28, 2013.

5.         Each of the persons named below is a duly elected officer of the Company, now holds the office set forth opposite such officer’s name, and the signature set forth opposite such officer’s name is the genuine and actual signature of such officer or a facsimile thereof.

Name	Title	Signature

Signature page follows.

Ex. B-2 - 1

IN WITNESS WHEREOF, the undersigned, in her capacity as Secretary of the Company, has executed this Secretary’s Certificate as of the                 day of                  , 2013.

Printed Name:

I,                          , President of the Company, hereby certify that                     was  validly elected to the office of and is the Secretary of the Company, and that the signature set forth immediately above is her genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand this       day of               , 2013.

Printed Name:

Ex. B-2 - 2

Exhibit B-3

FORM OF GUARANTOR RESPONSIBLE OFFICER’S CERTIFICATE

The undersigned hereby certifies that he is a Responsible Officer of Bunge Limited, a company organized under the laws of Bermuda (“BL”), and that, as such, he is familiar with the facts hereby certified, and is duly authorized on behalf of BL to certify the same and does hereby further certify that as of the Closing Date:

(i)         each of the representations and warranties made by BL in or pursuant to the Guaranty Agreement is true and correct in all material respects;

(ii)        the business conducted and proposed to be conducted by BL is in compliance with all Requirements of Law and all registrations, filings, licenses and/or consents required to be obtained by BL in connection therewith have been made or obtained and are in full force and effect; and

(iii)       no Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to any Loans requested to be made on the date hereof.

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement, dated as of May 30, 2013, among Bunge Limited Finance Corp., as borrower, the lenders from time to time party thereto and CoBank, ACB, as administrative agent.

IN WITNESS WHEREOF, the undersigned, in his capacity as a Responsible Officer of BL has executed this officer’s certificate as of the                     day of               , 2013.

Printed Name:
Title:

Ex. B-3 - 1

Exhibit B-4

FORM OF GUARANTOR ASSISTANT SECRETARY CERTIFICATE

The undersigned hereby certifies that he is the duly appointed Assistant Secretary of Bunge Limited, a company incorporated under the laws of Bermuda (the “Guarantor”), and that, as such, he is familiar with the matters hereby certified and is duly authorized on behalf of the Guarantor to certify the same and does hereby further certify as follows:

1.        Attached hereto as Exhibit A is a true, correct and complete copy of the Certificate of Incorporation and the Memorandum of Association of the Guarantor, including any amendments thereto, as in effect on the date of the adoption of the resolutions described in paragraph 5 hereof. Such Certificate of Incorporation and Memorandum of Association have not been modified or amended since 23 May 2008 and remain in full force and effect on the date hereof. No amendment to the Guarantor’s Certificate of Incorporation and Memorandum of Association has been approved by the Board of Directors or shareholders of the Guarantor or filed with the Bermuda Registrar of Companies since 23 May 2008.

2.        Attached hereto as Exhibit B is a true, correct and complete copy of the Bye-Laws of the Guarantor, including any amendments thereto, as in effect on the date of the adoption of the resolutions described in paragraph 5 hereof. Such Bye-Laws have not been modified or amended since 23 May 2008 and remain in full force and effect on the date hereof.

3.        No proceeding for the dissolution, merger, amalgamation, consolidation or liquidation of the Guarantor or for the sale of all or substantially all of its assets is pending or, to the best of my knowledge, threatened or contemplated by the Guarantor.

4.        Attached hereto as Exhibit C is a true, correct and complete copy of a Certificate of Compliance of the Guarantor in full force and effect as at the date set out on the face thereof.

5.        Attached hereto as Exhibit D is a true, correct and complete copy of certain resolutions of the Board of Directors of the Guarantor duly adopted by the Board of Directors of the Guarantor at a meeting held on 22-23 May 2013 with respect to the guarantee of certain indebtedness of the Guarantor’s subsidiaries, including Bunge Limited Finance Corp. The resolutions set out in Exhibit D have not been modified, revoked or rescinded and remain in full force and effect on the date hereof.

6.        Attached hereto as Exhibit E is a true and correct copy of a certificate of incumbency with respect to certain named officers of the Guarantor, which certificate may be signed in counterparts. The persons whose names are set out thereon have been duly elected or appointed, and are, on and as of the date hereof, the director and/or officers of the Guarantor holding the respective offices or titles set forth opposite their respective names, and the signatures set forth opposite their respective names are their true and genuine signatures.

Signature page follows.

Ex. B-4 - 1

IN WITNESS WHEREOF, I have signed this certificate of the Guarantor.

Dated:

Name:
Title:	Assistant Secretary

Ex. B-4 - 2

Exhibit ‘E’

Bunge Limited

(the “Company”)

Clarendon House, Church Street

Hamilton HM 11, Bermuda

INCUMBENCY CERTIFICATE

I,                            , Assistant Secretary of Bunge Limited, DO HEREBY CERTIFY that the following persons have been duly appointed as Officers of the said Bunge Limited, AND THAT such appointments are in full force and effect as at the date hereof:

Name	Office	Signature

Dated:                           , 2013

Name:
Title:	Assistant Secretary

Ex. B-4 - 3

Exhibit C

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of May 30, 2013 (as amended, restated, supplemented or otherwise modified prior to the Effective Date (as defined below), the “Agreement”), among BUNGE LIMITED FINANCE CORP. (the “Borrower”), the Lenders named therein, and COBANK, ACB, as Administrative Agent and lead arranger. Terms defined in the Agreement are used herein with the same meanings.

                             (the “Assignor”) and                           (the “Assignee”) agree as follows:

1.      The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date, a         % interest (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Agreement with respect to those credit facilities contained in the Agreement as are set forth on Schedule I hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 (the aggregate amount of which is not less than the lesser of $5,000,000 or the full principal amount of the Assigned Facility, and which is not an amount that will leave the Assignor with a portion of the Assigned Facility that is less than $5,000,000 in principal amount).

2.      The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party, any of its Subsidiaries or any other obligor or the performance or observance by any Loan Party, any of its Subsidiaries or any other obligor of any of their respective obligations under the Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (iii) attaches the promissory note(s) (if any) held by it evidencing the Assigned Facilities and (a) requests that the Administrative Agent (upon request by the Assignee) exchange such promissory note(s) for a new promissory note or promissory notes payable to the Assignee and (b) if the Assignor has retained any interest in the Assigned Facilities, requests that the Administrative Agent exchange the attached promissory note(s) for a new promissory note or promissory notes payable to the Assignor, in each case, in the amount which reflects the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3.      The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Agreement, together with copies of the financial statements delivered pursuant to subsections 5.1(g) and 5.1(h) thereof and subsection 8.1(a) of the Guaranty, dated May 30, 2013, by Bunge Limited in favor of the Administrative Agent and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (iv) appoints and authorizes the

Ex. C - 1

Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (v) agrees that it will be bound by the provisions of the Agreement and any other Loan Document and will perform in accordance with its terms all the obligations which by the terms of the Agreement and any other Loan Document are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to subsection 2.13(f) of the Agreement to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Agreement, any other Loan Document or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4.      The effective date of this Assignment and Acceptance shall be                      , 20    (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to subsection 8.6(c) of the Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five (5) Business Days after the date of such acceptance and recording by the Administrative Agent).

5.      Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue on or subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

6.      From and after the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and other the other Loan Documents and shall be bound by the provisions thereof and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement and other Loan Documents.

7.      This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of                           ,   20      by their respective duly authorized officers on Schedule 1 hereto.

Ex. C - 2

Schedule 1
to Assignment and Acceptance
relating to the Credit Agreement dated as of May 30, 2013,
among BUNGE LIMITED FINANCE CORP., the Lenders named therein, and
COBANK, ACB, as Administrative Agent

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Principal Amount Assigned	Commitment Percentage Assigned (to at least fifteen decimals) (shown as a percentage of aggregate principal amount of all Lenders)

Accepted:

[ASSIGNOR]	[ASSIGNEE]

By:	By:
Name:		Name:
Title:		Title:

Consented To: 1/

COBANK, ACB,	BUNGE LIMITED FINANCE CORP.
As Administrative Agent

By:	By:
Name:		Name:
Title:		Title:

1 Consent of the Administrative Agent and the Borrower is required only with respect to assignments to a Person not then a Lender or a Lender Affiliate and any assignment of the Commitment to a Person that does not have a Commitment (except that the consent of the Borrower shall not be required for any assignment that occurs when an Event of Default shall have occurred and be continuing).

Ex. C - 3

Exhibit D-1

FORM OF LEGAL OPINION OF REED SMITH LLP

599 Lexington Avenue
22nd Floor
New York, NY 10022
Phone: +1 212 521 5400
Fax: +1 212 521 545
reedsmith. com

May 30, 2013

To Each of the Persons Listed

on Schedule A Attached Hereto

Re:  Bunge Limited Finance Corp. $665,000,000 Revolving Loan Facility

Ladies and Gentlemen:

We have acted as special counsel to (a) Bunge Limited Finance Corp., a Delaware corporation (“BLFC”) and (b) Bunge Limited, a company organized under the laws of Bermuda (“BL” and, collectively with BLFC, the “Clients” and each a “Client”), in connection with their execution and delivery of the Reviewed Contracts (as defined below) to which each is a signatory. Capitalized terms not otherwise defined herein shall have the meaning given them in the Credit Agreement as defined below.

A.        DOCUMENTS EXAMINED

In so acting as special counsel to the Clients, we have examined and are familiar with and have relied upon executed originals, counterparts or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.   the $665,000,000 Credit Agreement, dated as of May 30, 2013 (the “Credit Agreement”), among BLFC, CoBank, ACB, as administrative agent and lead arranger (the “Agent”), and the lenders from time to time party thereto (the “Lenders”);

2.   each promissory note of BLFC payable to a Lender in the amount of such Lender’s Commitment (as defined in the Credit Agreement) (collectively, the “Notes”);

3..  the Guaranty, dated as of May 30, 2013 (the “Guaranty”), given by BL to the Agent for its benefit and the benefit of the Lenders;

4.   a certificate from the office of the Secretary of State of the State of Delaware, dated May 28, 2013, with respect to the status of BLFC (the certificate referred to in this item 5 is hereinafter sometimes referred to as the “Good Standing Certificate”); and

5.   the organizational and other corporate documents of BLFC identified in Exhibit A attached hereto.

Ex. D-2 - 1

To Each of the Persons Listed On Schedule A Attached hereto May 30, 2013 Page 2

The documents referred to in the foregoing items 1 through 3 are hereinafter referred to collectively as the “Reviewed Contracts.”

We also have made such examinations of law, records, papers and other documents as we have deemed necessary in connection with the opinions set forth below, including without limitation, the Officer’s Certificate attached hereto as Exhibit B (the “Guarantor Certificate”).

B.         ASSUMPTIONS

We have assumed the legal capacity and competence of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of such original documents. As to certain matters we have relied exclusively upon certificates, representations and other statements of one or more of the Clients (or officers and/or other representatives thereof) and public officials (including, without limitation, those set forth in the Good Standing Certificate) and upon the representations and warranties of the Clients contained in the Reviewed Contracts. We have assumed that all representations and warranties of each party set forth in the Reviewed Contracts were and continue to be accurate in all material respects. With respect to any representation, statement or certificate on which we have relied and that was given or dated earlier than the date of this letter, we have assumed that the information contained therein has remained accurate, as far as relevant to the opinions contained herein, from such earlier date through and including the date of this letter. In accordance with the general policies of this law firm in rendering legal opinions, we have assumed for purposes of the opinions expressed herein that no fraud exists with respect to the Reviewed Contracts or the transactions contemplated thereby or with respect to any other matter relevant to such opinions and that the execution and delivery of the Reviewed Contracts by all intended parties thereto are free of intentional or unintentional mistake or misunderstanding, undue influence, duress and criminal activity.

In addition, as to each person or entity that is contemplated to be a party to any Reviewed Contract (any such person or entity, a “Party”) we have assumed that (a) such Party (other than BLFC) has duly executed and delivered such Reviewed Contract in the form of the draft thereof presented to and reviewed by us, (b) at the time it executed or delivered such Reviewed Contract, such Party (other than BLFC) had full and valid power and authority, and legal capacity, to execute and deliver such Reviewed Contract and to perform its obligations thereunder, (c) if such Party (other than BLFC) is a corporation or other entity, at the time it executed or delivered such Reviewed Contract, it was duly incorporated, organized or otherwise formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or other formation, as applicable, (d) if such Party (other than BLFC) is a corporation or other entity, the execution, delivery and performance by such Party of such Reviewed Contract were (prior to the execution and delivery of such Reviewed Contract) duly authorized and approved by all necessary corporate or other action on the part of such Party and do not conflict with or constitute a default under any formation, organizational or governing document of such Party, (e) except with respect to the Clients to the extent set forth in opinion paragraphs V and VI of Section C hereof, the execution, delivery and performance of such Reviewed Contract by such Party is not in violation of any court order, decree or other legal requirement, restriction or constraint and (f) except with respect to the Clients to the extent set forth in opinion paragraphs V and VI of Section C hereof, the execution, delivery and performance of such Reviewed Contract by such Party is not in breach of any contract or other

Ex. D-1 - 2

To Each of the Persons Listed On Schedule A Attached hereto May 30, 2013 Page 3 obligation to which such Party is a party or by which such Party is otherwise bound. We have further assumed, with respect to each Party, other than the Clients (any Party, other than the Clients, an “Other Party”), that each Reviewed Contract to which such Other Party is contemplated to be a party constitutes a legal, valid and binding obligation of such Other Party, enforceable against such Other Party in accordance with its terms.

With your consent and permission, except as expressly stated herein, we have made no independent examination of the affairs of any Client or of any other instruments, agreements or documentation not expressly specified herein to which any Client may be subject and (except as herein otherwise stated) have made no special investigation or review of any laws, rules or regulations or any judgments, decrees, franchises, certificates, permits or the like applicable to any Client. Nor have we made any independent examination of the affairs of any Other Party or of any other instruments, agreements or documentation not expressly specified herein to which any Other Party may be subject and have made no special investigation or review of any of the laws, rules, regulations, judgments, decrees, franchises, certificates, permits or the like applicable to any Other Party. Without limiting the foregoing, we have made no investigation of the books, records, files or other business papers of the Other Parties or of (except as expressly set forth in this opinion letter) any Client, and we have made no investigation in any court, agency, governmental office or elsewhere.

For the purpose of rendering the opinions set forth herein, with your consent and permission, we have also assumed, without any independent investigation, that:

(1)  each of the Reviewed Contracts has been executed and delivered in the form of the final draft thereof presented to and reviewed by us;

(2)  there are no agreements or understandings, written or oral, among the Parties (or any of them) or others and there is no usage of trade or course of prior dealing among the Parties (or any of them) that would, in either case, define, supplement, qualify, expand or otherwise modify the terms of any of the Reviewed Contracts (or the respective rights and obligations of the Parties as set forth therein) or otherwise cause any of the Reviewed Contracts to be interpreted or enforced other than in accordance with their respective terms or that would otherwise have an effect on the opinions rendered herein;

(3)  the constitutionality or validity of any relevant statute, rule, regulation or agency action is not in issue unless a reported decision in the State of New York has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity;

(4)  in exercising any of the rights (including, without limitation, the exercise of any discretion) or remedies provided under, or in enforcing, any of the Reviewed Contracts, the Agent and the Lenders (or any successor (s) or assign (s) thereof), and any agent or representative thereof, will, notwithstanding any provision contained in any Reviewed Contract or other document to the contrary, deal fairly and act in good faith and with

Ex. D-1 - 3

To Each of the Persons Listed On Schedule A Attached hereto May 30, 2013 Page 4 diligence, reasonableness and care and conduct itself, and exercise such rights and remedies, and enforce the Reviewed Contracts, in a commercially reasonable manner;

(5)  neither the Agent nor any Lender will take any discretionary action (including a decision not to act) permitted under such Reviewed Contract that would result in a violation of law, or constitute a breach or default under any other agreement, or constitute a breach or default of any court order; and

(6)                          all contracts relevant to this opinion, other than the Reviewed Contracts, to which any Client is a party or by which any of its property is bound and judicial and administrative decrees, writs, injunctions, judgments, rulings or orders that name any of the Clients and that are specifically addressed to them (collectively, “Court Orders”) would be enforced as written.

C.        OPINIONS

Based upon and subject to the foregoing, and the further exceptions, limitations, assumptions and qualifications set forth in this letter, we are pleased to advise you that it is our opinion, as of this date, that:

I.          BLFC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to borrow and perform its obligations under the Credit Agreement and the Notes and operate its properties and carry on its business as carried on as of the date hereof.

II.         The execution, delivery and performance of the Credit Agreement and the Notes have been duly authorized by all necessary corporate action on the part of BLFC and have been duly executed and delivered by BLFC.

III.       The Credit Agreement and the Notes constitute the legal, valid and binding obligations of BLFC enforceable against it in accordance with their terms.

IV.       The Guaranty constitutes the legal, valid and binding obligation of BL enforceable against it in accordance with their terms.

V.        The execution and delivery by BLFC of the Reviewed Contracts to which it is a signatory do not, and the performance by BLFC of its obligations thereunder, do not result in:

(a)        any violation by BLFC of its certificate of incorporation or bylaws;

(b)        any violation of any Applicable New York Laws (as hereinafter defined) or the Delaware General Corporation Law;

(c)        to our knowledge, any violation of, or the creation of any lien pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or

Ex. D-1 - 4

To Each of the Persons Listed On Schedule A Attached hereto May 30, 2013 Page 5 instrument by which BLFC is bound or to which any of its properties or assets is subject (except we express no opinion as to violations of financial covenants or similar provisions to the extent they require financial calculations to ascertain compliance); or

(d)        to our knowledge, any violation of any Court Order to which BLFC or any of its properties is subject.

VI.       The execution and delivery by BL of the Guaranty and the performance by BL of its obligations thereunder, do not:

(a)        result in any violation of any Applicable New York Laws (as hereinafter defined);

(b)        based upon our review of the indentures, mortgages, deeds of trust, loan agreements or other agreements or instruments set forth on Annex I attached to the Guarantor Certificate (collectively, the “Material Agreements”), breach, contravene, conflict with, or constitute a violation of any Material Agreement by which BL is bound or to which any of its properties or assets is subject (except we express no opinion as to violations of financial covenants or similar provisions to the extent they require financial calculations to ascertain compliance); or

(c)        result in, to our knowledge, any violation of any Court Order to which BL or any of its properties is subject.

VII.      No consent, approval, authorization, order, registration, qualification, notice or other action by, or filing with, any Governmental Authority (as hereinafter defined) is required to be obtained or made by any Client as a condition to its execution and delivery of the Reviewed Contracts to which it is a signatory, its obtaining of the borrowings provided for thereunder, its performance of its obligations thereunder and its consummation of the transactions contemplated thereby to be consummated by it, except (i) as have been obtained or in effect as of the date hereof, (ii) such consents, approvals, authorizations or orders as are not required on the date hereof (under existing laws, regulations and conditions) or (iii) as may be required by federal securities, state securities or “blue sky” laws.

VIII.     Under the laws of the State of New York relating to submission to jurisdiction BL has, pursuant to the Guaranty, submitted to the personal jurisdiction of any New York State or U. S. federal court located in the State of New York, City of New York, in any action arising out of or relating to the Reviewed Contracts, has to the fullest extent permitted by law waived any objection to the venue of a proceeding in any such court and has appointed the chief financial officer (from time to time) of BL at its principal executive offices at 50 Main Street, White Plains, New York 10606 as its authorized agent for service of process, which service of process, if effected on such agent in the manner set forth in the Reviewed Contracts will be effective to confer valid personal jurisdiction over BL in any such action.

Ex. D-1 - 5

To Each of the Persons Listed On Schedule A Attached hereto May 30, 2013 Page 6

IX.       BLFC is not, nor will it be as a result of the transactions contemplated by the Reviewed Contracts, an “investment company” or, to our knowledge, a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

As used herein, “Governmental Authority” means the United States of America, the State of New York, the State of Delaware and any agency or regulatory body of the United States of America, the State of New York or the State of Delaware (under the Delaware General Corporation Law).

D.        FURTHER EXCEPTIONS, LIMITATIONS, ASSUMPTIONS AND QUALIFICATIONS

The foregoing opinions are subject to the following exceptions, limitations, assumptions and qualifications:

1.         Our opinion as set forth in paragraph I above under “Part C. OPINIONS” that BLFC is in good standing under the laws of the State of Delaware is based solely on the Good Standing Certificate for BLFC as of the date of such Good Standing Certificate. Such opinion under such paragraph is not intended to provide any conclusion or assurance beyond that conveyed by the Good Standing Certificate.

2.         We express no opinion as to any of the following (collectively, the “Excluded Laws”) or the effect that any of the following may have on our opinions: (a) anti-fraud Laws or other federal and state securities or “blue sky” Laws, including, but not limited to, the requirements under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules, regulations, directives and policies of the Financial Industry Regulatory Authority and other securities regulatory authorities; (b) Federal Reserve Board margin regulations and other banking and insurance Laws; (c) pension and employee benefit Laws (e.g., ERISA); (d) antitrust and unfair competition Laws; (e) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other anti-trust Laws and the Exon-Florio Act; (f) the Laws of counties, towns, municipalities and other political subdivisions (whether created or enabled through legislative action at the federal, state, regional or local level); (g) environmental Laws; (h) land use and subdivision Laws; (i) tax Laws; (j) Laws relating to communications (including, without limitation, the Communications Act of 1934, as amended, and the Telecommunications Act of 1996, as amended); (k) patent, copyright and trademark, state trademark and other intellectual property Laws; (1) racketeering Laws (e.g., RICO); (m) health and safety Laws (e.g., OSHA); (n) Laws concerning aviation; (o) Laws concerning public utilities; (p) labor Laws; (q) Laws and policies concerning (i) national and local emergencies, (ii) possible judicial deference to acts of sovereign states and (iii) criminal and civil forfeiture; (r) other Laws of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); (s) Laws requiring compliance with any applicable fiduciary obligation of any person or entity or any shareholder, member, manager, director, officer, employee or agent of any person or entity; (t) Laws in respect of “bulk sales”; (u) Laws regarding money laundering, anti-terrorism, trade embargo and/or economic sanctions; (v) Laws of any foreign jurisdiction or of any agency or other governmental body or instrumentality thereof and (w) any other Laws not applicable to any Client or the transactions contemplated by the Reviewed Contracts; and in the case of each of the foregoing, all administrative or judicial decisions with respect thereto. Without limiting the scope or effect of the foregoing, (a) no opinion is provided herein with respect to any consent or approval, or any registration or filing, or any other action, that may be required or contemplated under any of the Reviewed Contracts with respect to the sale or other disposition of any securities, and our opinions as set forth above are expressly so limited and qualified, and (b) we give no opinion with respect

Ex. D-1 - 6

To Each of the Persons Listed On Schedule A Attached hereto May 30, 2013 Page 7 to the tax treatment or consequences of any of the transactions contemplated by the Reviewed Contracts. For the purposes of this letter, “Laws” means, collectively, constitutions, treaties, statutes, codes, laws (including common law), rules, regulations, interpretations and releases, and all related ordinances, decrees, writs, orders, injunctions, judgments, stipulations, awards, decrees and judicial and administrative decisions.

3.         We express no opinion as to (a) the legality, validity, enforceability or effect of any provision in any Reviewed Contract that expressly or by reference incorporates any provision of any other document or of any provision in any document, agreement or instrument other than the Reviewed Contracts or (b) the effect on the matters set forth herein of any amendment, modification, extension, substitution or renewal of or to any Reviewed Contract.

4.         Our opinions are subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, marshaling, fraudulent conveyance and other similar laws and equitable principles relating to or affecting the rights of creditors generally (including, without limitation, any aspect thereof relating to, or limiting the effect or enforceability of, fraudulent conveyances, transfers and obligations). The foregoing includes, without limitation, the effect of the Federal Bankruptcy Code in its entirety, including, without limitation, matters of contract rejection, fraudulent conveyance and obligation, turn-over, preference, equitable subordination, automatic stay, conversion of a non-recourse obligation into a recourse obligation and substantive and procedural consolidation.

5.         Our opinions are subject to (a) limitations that may be imposed by general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions of the Reviewed Contracts, (b) the availability of injunctive relief or other equitable remedies, (c) the application of principles of equity (including, without limitation, specific performance and injunctive relief and the concepts or doctrines of laches, estoppel, good faith, reasonableness, fair dealing, materiality, substantial performance, impossibility of performance, election of remedies, mitigation of damages, conscientiousness and similar concepts or doctrines that may affect the enforceability of agreements generally), regardless of whether enforcement is considered in proceedings at law or in equity, (d) limitations on the enforcement of any covenants or provisions under circumstances, or in a specified manner, that would violate the implied covenant of good faith and fair dealing or would be commercially unreasonable and (e) applicable statutes of limitation. Without limiting the foregoing, we express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the Reviewed Contracts, or any of the agreements or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defense may be subject to the discretion of the court. We note that under principles of equity (which may be applicable or affected as the result of acts, conduct or omissions, including, without limitation, actual or constructive knowledge, of the Other Parties) enforcement of the Reviewed Contracts may be subject to the discretion of the court before which any proceeding, whether at law or in equity, may be brought and may limit the validity, effect or enforceability of certain covenants and provisions of the Reviewed Contracts where (i) the breach of such covenants or provisions imposes restrictions or burdens upon one or more of the Clients, including, without limitation, the acceleration of indebtedness due under debt instruments, and it cannot be demonstrated that the enforcement of such restrictions or burdens is reasonably necessary for the protection of the Other Parties, or (ii) enforcement by the Other Parties of any of such covenants or provisions under circumstances, or in a specified manner, that would violate any implied covenant of good faith and fair dealing or would be commercially unreasonable. We

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To Each of the Persons Listed On Schedule A Attached hereto May 30, 2013 Page 8 further note that certain provisions contained in the Reviewed Contracts relating to certain rights and remedies (including exculpation and equitable relief) may be limited by public policy, equitable principles or applicable laws (including judicial decisions), rules and regulations, but such limitations do not, in our opinion (subject to the assumptions, exceptions, qualifications and limitations set forth in this letter) result in the remedies remaining available to the Agent being inadequate for the Agent substantially to enforce its rights under the Reviewed Contracts to collect the amounts due and owing under the Credit Agreement and Guaranty in accordance with applicable law.

6.         Our opinion that an agreement is enforceable does not mean or imply that any particular right or remedy, whether legal or equitable (such as specific performance, self help, penalties or forfeitures, etc.) and whether judicial or non judicial, would necessarily be available or precluded, upon a breach or default under any Reviewed Contract, even if specifically stated in such Reviewed Contract to be available or precluded, as the case may be. We do believe, however, that, notwithstanding the limitations expressed in the preceding sentence, the unavailability of particular rights and/or remedies does not (subject to the assumptions, exceptions, qualifications and limitations set forth in this letter) render any of the Reviewed Contracts invalid as a whole or, subject to the limitations set forth in the preceding paragraph, substantially interfere with realization of the principal benefits provided thereby.

7.         Our opinions are subject to the effect of (a) statutory or decisional law concerning recourse by creditors or other counterparties in the absence of notice or hearing and (b) duties and standards imposed on creditors and other counterparties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing.

8.         We express no opinion as to the legality, validity, enforceability or effect of any (a) severability provisions, (b) provisions that purport to establish evidentiary standards or other matters generally governed by rules of civil procedure, (c) provisions that are in violation of public policy, including, without limitation, any provision relating to non-competition or non solicitation, (d) provisions relating to conflict or choice of laws to the extent that the enforceability of such provisions are determined by a court other than a court of the State of New York, (e) any self-help provisions, including, without limitation, any right of set-off and any power of sale contained in any Reviewed Contract or (f) provisions that would purport to (i) grant, confer or limit subject matter jurisdiction to, upon or of any court or other tribunal or, except as set forth in paragraph VIII of Section C hereof, otherwise to establish the jurisdiction, or consent to jurisdiction, of any court or other tribunal over any person or entity or any matter, or (ii) except as set forth in paragraph VIII of Section C hereof, establish venue in any court or other tribunal.

9.         We express no opinion on the effect on our opinions of (a) the compliance or noncompliance by any Other Party with any state, federal or other Laws applicable to it or (b) the legal or regulatory status or the nature of the business of any Other Party, nor do we express any opinion with respect to any Law to which any Other Party may be subject, or any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority that any Other Party may be required to obtain or make as a result of the involvement of such Other Party in any of the transactions contemplated by the Reviewed Contracts (including, without limitation, the exercise or enforcement of any right or remedy thereunder) or as a result of the legal or regulatory status of, or any facts pertaining to, such Other Party.

Ex. D-1 - 8

To Each of the Persons Listed On Schedule A Attached hereto May 30, 2013 Page 9

10.       We express no opinion as to any of the following matters:

(a)        the legality, validity, enforceability or effect of any provision of any Reviewed Contract to the extent such provision conflicts with, or is inconsistent with, any other provision of such Reviewed Contract or any other agreement to which parties to such Reviewed Contract are parties or by which such parties are bound;

(b)        the legality, validity, enforceability or effect of any provision of any Reviewed Contract to the extent such provision would purport to (i) restrict available rights or remedies, (ii) provide that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy or that the election of some remedy or remedies does not preclude recourse to one or more other remedies or (iii) permit the enforcement or exercise of cumulative remedies in any manner that would permit or result in the party entitled to the benefit thereof being compensated in an amount in excess of the actual damages sustained by such party;

(c)        the legality, validity, enforceability or effect of any provision of any Reviewed Contract (i) specifying that provisions thereof may be waived, amended or otherwise modified, or that any notice or other communication thereunder or with respect thereto may be made, only in writing, to the extent that (A) an oral agreement or an implied agreement by trade practice or course of dealing or conduct has been created, or hereafter may be created, that waives, amends or otherwise modifies any provision of such Reviewed Contract or (B) application of the doctrine of laches or estoppel may effect such a waiver, amendment or other modification or (ii) specifying that any notice or other communication thereunder or with respect thereto may be made only in writing;

(d)        the legality, validity, enforceability or effect of any guaranty of any obligations that are not genuine, valid and enforceable or that have been released or discharged or are otherwise subject to a defense; and

(e)        the legality, validity, enforceability or effect of any provision of any Reviewed Contract (i) related to (A) any Waiver (as defined below) of rights or remedies (or the delay or omission of enforcement thereof), disclaimers or liability limitations with respect to third parties or (B) any Waiver (however designated or effected, including, without limitation, by means of a covenant not to take certain actions or assert certain rights) of any legal or equitable rights (including, without limitation, any Waiver of rights to notice or hearing or any Waiver of trial by jury or any other right of due process or legal procedure or of any constitutional right or remedy) or (ii) to the extent such provision would purport to provide a waiver, release, disclaimer, consent or other agreement with similar effect (all of the foregoing, collectively, a “Waiver”) if (A) such Waiver is, or would purport to “be, a waiver or other modification of the obligations of good faith, fair dealing, diligence, mitigation of damages or commercial reasonableness, (B) such Waiver applies to any right of setoff or other right, claim, duty, defense or ground for

Ex. D-1 - 9

To Each of the Persons Listed On Schedule A Attached hereto May 30, 2013 Page 10 discharge otherwise existing or occurring as a matter of law (including judicial decisions), (C) such Waiver would invalidate or make ineffective any notice or other communication that is not in writing, or (D) such Waiver is otherwise limited by any applicable law (including judicial decisions).

11.       We express no opinion as to the legality, validity, enforceability or effect of any provision in the Reviewed Contracts (a) providing for a right of indemnification or right of contribution to the extent the same is found to be a penalty or forfeiture or to be unreasonable in amount or (b) entitling any Other Party (or others) to indemnification or contribution, to the extent such provision might (A) contravene public policy or violate any Law (including, without limitation, any federal or state securities Law), (B) require indemnification, contribution or other payments to any Other Party (or others) with respect to any litigation by or on behalf of any Other Party against any Client determined adversely to any Other Party, (C) require indemnification, contribution or payments for, or exculpation against, any loss, cost or expense arising out of the negligence, willful misconduct, willful, reckless or criminal acts or bad faith of any Other Party (or any agent or representative thereof) or any violation by any Other Party of its legal or equitable duties and obligations (including, without limitation, any fiduciary duty) or (D) require indemnification for any loss or damage not actually suffered by any Other Party or any payment to be made to any Other Party for any amount in excess of such actual loss or damage.

12.       We express no opinion as to the legality, validity, enforceability or effect of any provision in the Reviewed Contracts providing for the payment of costs and expenses of enforcement, including, without limitation, attorneys’ fees, to the extent that the same are determined to be contrary to public policy, are unreasonable in amount or are subject to the discretion of the court.

13.       We express no opinion as to the legality, validity, enforceability or effect of any provision of any Reviewed Contract that purports to (a) waive (i) vague or broadly stated rights, (ii) future rights, (iii) the benefits of statutory, regulatory or constitutional rights, unless and to the extent that the applicable statute, regulation or constitution expressly allows waiver, (iv) unknown future defenses, (v) any demand or notice from any Other Party or (vi) rights to damages, (b) provide that failure to exercise or delay in exercising rights or remedies will not operate as a Waiver of any such right or remedy, (c) provide for liquidated, exemplary, punitive or consequential damages or forfeiture, (d) provide that time is of the essence, (e) allow any Other Party to exercise any remedial rights without notice to the relevant Client, (f) impose or establish any agreement to agree, (g) grant to any party any power of attorney or right to act as attorney-in-fact or obligate any Client to ratify or confirm, or otherwise be bound by, any action taken by such party or (h) require a person or entity to cause another person or entity to take or to refrain from taking action under circumstances in which such person or entity does not control such other person or entity.

14.       The enforcement against any Client of certain rights and remedies under the Reviewed Contracts may require a judgment or decree of a court of competent jurisdiction after prior notice to such Client and an opportunity for such Client to be heard by an appropriate tribunal, and the right of any Other Party to commence any action in any jurisdiction may be conditioned upon such Other Party first qualifying to do business in such jurisdiction.

15.       We express no opinion with respect to the truth, accuracy or completeness of any of the representations and warranties contained in any of the Reviewed Contracts or any other document,

Ex. D-1 - 10

To Each of the Persons Listed On Schedule A Attached hereto May 30, 2013 Page 11 instrument or agreement (including, without limitation, the exhibits or schedules to any Reviewed Contract), regardless of whether such document, instrument or agreement is referred to in any Reviewed Contract.

16.       We express no opinion with respect to the effect that the introduction of extrinsic evidence as to the meaning of any Reviewed Contract may have on the enforceability thereof.

17.       We express no opinion as to the legality, validity, enforceability or effect of any provision of any Reviewed Contract that purports to prevent attachment of any lien against the interest of any party in any property.

18.       We express no opinion as to any of the following matters:

(a)        the legality, validity, enforceability or effect of any provision of any Reviewed Contract to the extent such provision would purport to grant any Other Party the right to make any decision or determination, or otherwise take any action, in its sole and absolute discretion (or words of similar import) or bind any Client by any decision or determination so made or any action so taken; or

(b)        the legality, validity, enforceability or effect of any provision of any Reviewed Contract to the extent such provision would purport to attach any presumption to any decision, calculation or other determination made, or any action taken, by any Other Party.

19.       We express no opinion as to the legality, validity, enforceability or effect of provisions in the Reviewed Contracts (1) purporting to have a conclusive effect against any of Clients as to the presumption that any statement by any other person or entity as to the outstanding principal balance of any indebtedness from time to time or any other matter is correct, (2) imposing late payment charges or increased rates of interest following a default or (3) accruing interest on interest (exclusive, however, of any interest that has been capitalized and added to, and made part of, the principal amount of any Note).

20.       We express no opinion as to the legality, validity, enforceability or effect of the following provisions of the Reviewed Contracts: (a) any provision of any Reviewed Contract that would purport to provide that the provisions of such Reviewed Contract or any rights, remedies, obligations or liabilities thereunder cannot be modified, impaired or otherwise affected by (i) the amendment or other modification of another Reviewed Contract or any other agreement, (ii) the validity or enforceability (or the lack of validity or enforceability) of another Reviewed Contract or any other agreement or (iii) the exercise or non-exercise of any right, power or remedy; and (b) any provision of any Reviewed Contract that would purport to waive or supersede the principle that any ambiguity in the provisions thereof will be interpreted against the party drafting or providing such provisions (or any similar principle).

21.       We express no opinion as to the following matters or as to the effect that any of the following matters would have on any of our opinions:

(a)        whether any Party or any person or entity owning an interest in any Party (i) is or is not currently identified on the Specially Designated Nationals and Blocked

Ex. D-1 - 11

To Each of the Persons Listed On Schedule A Attached hereto May 30, 2013 Page 12

Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (hereinafter referred to as “OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation and (ii) is or is not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction or other prohibition of United States law, regulation or Executive Order of the President of the United States;

(b)        whether any of the funds or other assets of any Party constitutes property of, or is beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that any investment in any Party is prohibited by law or any Party is in violation of law (hereinafter referred to as an “Embargoed Person”);

(c)        whether any Embargoed Person has any interest of any nature whatsoever in any Party (whether directly or indirectly);

(d)        whether any of the funds of any Party has been derived from any unlawful activity with the result that any investment in any Party is prohibited by law or that any of the Reviewed Contracts is in violation of law; or

(e)        whether any Party has implemented procedures, and has consistently applied those procedures, to ensure that it: (i) complies with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, including, without limitation, The Trading With the Enemy Act, 50 U.S.C. App. §§ 1-44, The International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, The Iraqi Sanctions Act, Pub.L. 101-513, secs. 586-586 J, 104 Stat. 2047-55, The United Nations Participation Act, 22 U.S.C. § 287 c, The International Security and Development Cooperation Act, 22 U.S.C. §§ 2349aa-8 and -9, The Cuban Democracy Act, 22 U.S.C. § 6001-10, The Cuban Liberty and Democratic Solidarity (LIBERTAD) Act, 22 U.S.C. §§ 6021-91, The Antiterrorism and Effective Death Penalty Act (enacting 8 U.S.C. § 219, 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B), and The Foreign Narcotics Kingpin Designation Act, 21 U.S.C. §§ 1901-1908, 8 U.S.C. § 1182, and (ii) has not used funds from any “Prohibited Person” (as such term is defined in Executive Order 13224, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment.

E.         SCOPE AND GENERAL STATEMENTS

Statements in this opinion letter that are qualified by the expression “to our knowledge,” “of which we have knowledge,” “known to us” or “we have no reason to believe” or other expressions of like import

Ex. D-1 - 12

To Each of the Persons Listed On Schedule A Attached hereto May 30, 2013 Page 13 are based upon the current actual knowledge of J. Michael Brown, Jr. and Matthew Petrillo, the individual attorneys in Reed Smith LLP who have devoted substantive attention to the representation of the Clients in connection with the preparation, negotiation, execution and delivery of the Reviewed Contracts, but not the knowledge of any other attorney in this Firm or any constructive or imputed knowledge of any information, whether by reason of our representation of the Clients or otherwise, and any such qualification means that such attorneys do not have any actual knowledge that any statement so qualified is false. Exclusive of our review of the Good Standing Certificate and the organizational documents of the respective Clients identified in Exhibit A attached hereto, we have not undertaken any independent investigation (including, without limitation, any search of public records) to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this letter should not be regarded as such an investigation. No inference as to our knowledge of the existence or absence of any relevant matter should be drawn from the fact of our representation of the Clients.

For purposes of this letter and the opinions expressed herein, we have made such examination of law as we have deemed necessary. Such opinions are limited solely to (a) the General Corporation Law of the State of Delaware and (b) the internal substantive laws of the State of New York as applied by courts located in the State of New York and Federal Laws of the United States as applied by courts located in the State of New York (all of the foregoing referred to in this clause (b), exclusive of any Excluded Law, are herein referred to collectively as the “Applicable New York Laws”), and we express no opinion as to the laws of any other jurisdiction or any other laws of such jurisdictions. With respect to all matters interpreted, affected or controlled under or by the laws of any other jurisdiction or any other laws of such jurisdictions, we expressly decline to give any opinion. Without limiting the scope of the immediately preceding sentence, we expressly decline to give any opinion with respect to the validity, effect or enforceability of any Reviewed Contract to the extent that, by its terms or otherwise, such Reviewed Contract is or would be governed by any law other than the internal substantive laws of the State of New York. No opinion is given herein as to contractual choice-of-law provisions or otherwise as to the choice of law or internal substantive rules of law that any court or other tribunal (other than courts of the State of New York) may apply to any Reviewed Contract or to any of the transactions contemplated by any Reviewed Contract. With respect to the submissions to the jurisdiction of the U.S. federal courts (located in the State of New York) in the relevant Reviewed Contracts, we note the limitations of 28 U.S.C. § 1331 and § 1332 on the subject matter jurisdiction of the federal courts. In connection with the foregoing provisions insofar as they relate to forum selection (including, without limitation, the waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under the New York Civil Practice Law and Rules (NUCPLR) § 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a) a United States District Court has discretion to transfer an action from one federal court to another.

The foregoing opinions are rendered only with respect to the laws, rules and regulations that are presently in effect, and applicable court rulings and orders that have been published and are generally available, and that are in our experience normally applicable to transactions of the type contemplated by the Reviewed Contracts. The opinions herein are expressed only as of the date hereof, and we assume no obligation to update or supplement our opinions set forth herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur. This opinion letter is limited to the matters expressly stated herein; no opinion may be inferred or implied beyond the matters expressly stated herein to be our opinion; and our opinions expressed herein must be read in conjunction with the assumptions, limitations, exceptions and qualifications set forth in this letter.

Ex. D-1 - 13

To Each of the Persons Listed On Schedule A Attached hereto May 30, 2013 Page 14

Our advice on each legal issue addressed herein represents our opinion based upon our professional knowledge and judgment concerning how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances peculiar to the case, and our opinions should not be construed as an absolute assurance that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

The foregoing opinions are being furnished only to, and are solely for the benefit of, the addressees named above in connection with the transactions referred to in the first paragraph of this letter (including, for the avoidance of doubt, the Lenders). Except with our prior written consent, neither this letter nor the opinions contained herein are to be used, circulated, quoted, published or otherwise referred to (except in a list of closing documents) or disseminated for any other purpose or relied upon by any person or entity other than said addressee. Notwithstanding the foregoing, copies of this letter may be delivered to permitted assignees of the Loans (as defined in the Credit Agreement) in connection with such assignments, to participants in connection with their purchasing of participating interests in the Loans, to the accountants, attorneys and other professionals advising each of the addressees in connection with the transactions effected pursuant to the Reviewed Contracts, and, upon the request of any governmental regulatory agencies having jurisdiction over any assignee, to such agencies, provided that none of such persons or entities shall be entitled to rely on this opinion letter.

Very truly yours,

REED SMITH LLP
JMB/MP/DMG
legalop

Ex. D-1 - 14

Exhibit A
Corporate Documents

1.         Copy of the Certificate of Incorporation of BLFC, as certified by the Secretary of State of the State of Delaware as of May 28, 2013, and by a duly elected officer of BLFC as of May 30, 2013.

2.         Copy of the bylaws of BLFC, as certified as of May 30, 2013, by a duly elected officer of BLFC.

3.         Copy of board of directors resolutions of BLFC dated as of May 15, 2013, as certified as of May 30, 2013, by a duly elected officer of BLFC.

4.         Copy of a certificate of incumbency of BLFC certified as of May 30, 2013, by a duly elected officer of BLFC.

Ex. D-1 - 15

Exhibit B

CERTIFICATE OF BUNGE LIMITED

This certificate (“Certificate”) is being delivered by Bunge Limited, a company organized under the laws of Bermuda (“Bunge”), in connection with an opinion letter of Reed Smith LLP dated and delivered concurrently with this Certificate (the “Opinion”), addressing the enforceability of, and certain corporate matters in connection with, the Credit Agreement, dated as of May 30, 2013 (the “Credit Agreement”), by and among Bunge Limited Finance Corp. (“BLFC”), CoBank, ACB, as administrative agent and lead arranger, and the lenders from time to time party thereto, and the other Reviewed Contracts described in the Opinion. BL hereby certifies as follows, although nothing contained herein shall be deemed to constitute a conclusion of law:

1.         Attached as Annex I hereto is a complete list of each indenture, mortgage, deed of trust, loan agreement or other agreement or instrument (other than the Reviewed Contracts, as defined in the Opinion) by which Bunge is bound or to which any of its properties or assets is subject, in each case which is material to the business, operations, property or condition (financial or otherwise) of Bunge.

2.         Bunge has not entered into any other agreements or understandings that would modify the terms of the Reviewed Contracts or the respective rights or obligations of the parties to the Reviewed Contracts.

Capitalized terms used in this Certificate and not otherwise defined herein or in the Opinion shall have the meaning given such terms in the Reviewed Contracts.

Ex. D-1 - 16

It is understood and acknowledged that the undersigned is executing this Certificate not in an individual capacity but solely in his capacity as an officer of Bunge and is without any personal liability as to the matters contained in this Certificate.

IN WITNESS WHEREOF, Bunge, by its duly authorized signatory, has executed this Certificate.

Dated as of May        , 2013

Bunge Limited

By:
Name:
Title:

Ex. D-1 - 17

ANNEX I

MATERIAL AGREEMENTS

1.                                 Fifth Amended and Restated Pooling Agreement, dated as of June 28, 2004, among Bunge Funding, Inc., Bunge Management Services, Inc., as servicer, and The Bank of New York Mellon, as trustee.

2.                                 Fifth Amended and Restated Series 2000-1 Supplement, dated as of June 28, 2004, among Bunge Funding, Inc., Bunge Management Services, Inc., as servicer, JPMorgan Chase Bank, as administrative agent, Cooperative Centrale Raiffeisen-Boerenbenbank B.A., “Rabobank International,” New York branch, as letter of credit agent, Bunge Asset Funding Corp., and The Bank of New York Mellon, as collateral agent and trustee.

3.                                 5-Year Revolving Credit Agreement, dated as of November 17, 2011, among BLFC, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the financial institutions from time to time party thereto.

4.                                 Guaranty, dated as of November 17, 2011, by Bunge Limited, as guarantor, in favor of JPMorgan Chase Bank, N.A., as administrative agent.

5.                                 Revolving Facility Agreement, dated March 23, 2011, among Bunge Finance Europe B.V., as Borrower, ABN AMRO Bank N.V., BNP Paribas, Crédit Agricole Corporate and Investment Bank, ING Bank N.V., The Royal Bank of Scotland plc, Standard Chartered Bank, Unicredit Bank AG, New York Branch, SG Americas Securities LLC, Natixis, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International) and Lloyds TSB Bank plc, as mandated lead arrangers, and ABN AMRO Bank N.V., as agent.

6.                                 Amended and Restated Guaranty, dated April 23, 2012, by Bunge Limited, as guarantor, in favor of ABN AMRO Bank N.V., as agent.

7.                                 Receivables Transfer Agreement, dated June 1, 2011, among Bunge Securitization B.V., as seller, Bunge Finance B.V., as master servicer, the persons from time to time party thereto as conduit purchasers, the persons from time to time party thereto as committed purchasers, the persons from time to time party thereto as purchaser agents, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., as administrative and purchaser agent, and Bunge Limited, as performance undertaking provider, as amended by the First Amendment to Receivables Transfer Agreement, dated May 24, 2012, the Second Amendment and Consent to Receivables Transfer Agreement, dated July 25, 2012, and the Third Amendment to Receivables Transfer Agreement, dated April 23, 2013.

8.                                 Servicing Agreement, dated June 1, 2011, among Bunge Securitization B.V., as seller, Bunge North America Capital, Inc., as U.S. intermediate transferor, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., as Italian intermediate transferor, Bunge Finance B.V., as master servicer, the persons named

Ex. D-1 - 18

therein as sub-servicers, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., as administrative agent.

9.                                 Performance and Indemnity Agreement, dated June 1, 2011, between Bunge Limited, as performance undertaking provider, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., as administrative agent, as amended by the First Amendment to Performance and Indemnity Agreement, dated May 24, 2012.

10.                               Subordinated Loan Agreement, dated June 1, 2011, among Bunge Finance B.V., as subordinated lender, Bunge Securitization B.V., as seller, Bunge Finance B.V., as master servicer, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., as administrative agent.

11.                               U.S. Receivables Purchase Agreement, dated June 1, 2011, among Bunge North America, Inc., Bunge Oils, Inc., Bunge North America (East), LLC, Bunge Milling, Inc., Bunge North America (OPD West), Inc., each as a seller, respectively, Bunge Finance B.V., as seller agent, and Bunge North America Capital, Inc., as buyer, as amended by the First Amendment to U.S. Receivables Purchase Agreement, dated Jun 15, 2012.

12.                               U.S. Intermediate Transfer Agreement, dated June 1, 2011, among Bunge North America Capital, Inc., as the transferor, Bunge Finance B.V., as the transferor agent, and Bunge Securitization B.V., as the transferee, as amended by the First Amendment to U.S. Intermediate Transfer Agreement, dated June 15, 2012.

13.                               Indenture, dated as of May 19, 2003, by and among Bunge Limited Finance Corp., as issuer, Bunge Limited, as guarantor, and The Bank of New York Mellon, as trustee.

14.                               Indenture, dated as of April 13, 2004, by and among Bunge Limited Finance Corp., as issuer, Bunge Limited, as guarantor, and SunTrust Bank, as trustee.

15.                               Indenture, dated as of July 11, 2005, by and among Bunge Limited Finance Corp., as issuer, Bunge Limited, as guarantor, and SunTrust Bank, as trustee.

16.                               Indenture, dated as of June 9, 2009, by and among BLFC, as issuer, Bunge Limited, as guarantor, and U.S. Bank National Association, as trustee.

17.                               Indenture, dated as of March 11, 2011, by and among BLFC, as issuer, Bunge Limited, as guarantor, and U.S. Bank National Association, as trustee.

18.                               Indenture, dated as of June 15, 2012, by and among BLFC, as issuer, Bunge Limited, as guarantor, and U.S. Bank National Association, as trustee.

19.                               Tenth Amended and Restated Liquidity Agreement, dated as of January 31, 2013, among Bunge Asset Funding Corp., the financial institutions party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Ex. D-1 - 19

20.                               Seventh Amended and Restated Guaranty, dated as of November 17, 2011, by Bunge Limited, as guarantor, to Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A, “Rabobank International”, New York Branch, as letter of credit agent, JPMorgan Chase Bank, N.A., as administrative agent, and The Bank of New York Mellon, as collateral agent and trustee.

Ex. D-1 - 20

Schedule A
Addressees

Bunge Limited Finance Corp.

11720 Borman Drive

St. Louis, Missouri 63146

Bunge Limited

50 Main Street

White Plains, New York 10606

CoBank, ACB,

as Administrative Agent and Lead Arranger

5500 South Quebec Street

Greenwood Village, Colorado 80111

Lenders and participants as of the date of the Credit Agreement

Ex. D-1 - 21

Exhibit D-2

FORM OF LEGAL OPINION OF CONYERS DILL & PEARMAN LIMITED

30 May 2013

Matter No.: 345169
Doc Ref: legal3187873

+1 (441) 278-7974
ciara.brady@conyersdill.com

CoBank, ACB, as Administrative Agent and Lead Arranger

5500 South Quebec Street

Greenwood Village

Colorado

80111

And the parties set out in Schedule I hereto

Dear Sirs,

Bunge Limited (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with its guaranty of the obligations of its subsidiary Bunge Limited Finance Corp. (“BLFC”) to CoBank, ACB, in its capacity as administrative agent (“Administrative Agent”) under the Credit Agreement made as of 30 May 2013 (the “Credit Agreement”) by and among BLFC, the Administrative Agent and the financial institutions from time to time party thereto as lenders (the “Lenders”).

For the purposes of giving this opinion, we have examined a fully executed copy of the Guaranty made as of 30 May 2013 by the Company to the Administrative Agent which is herein sometimes referred to as the “Document” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 30 May 2013 and extracts of minutes of a meeting of its directors held on 23 May 2013 as certified by the Assistant Secretary of the Company on 29 May 2013 (the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a

Ex. D-2 - 1

document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Document, other than the Company, to enter into and perform its respective obligations under the Document; (d) the due execution and delivery of the Document by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Document and other documents reviewed by us; (f) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that the Company is entering into the Document pursuant to its business as a corporate holding company; (h) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (i) the validity and binding effect under the laws of the state of New York (the “Foreign Laws”) of the Document in accordance with its terms; (j) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Document to the non-exclusive jurisdiction of any New York state or U. S. federal court sitting the in the Borough of Manhattan, The City of New York (the “Foreign Courts”); (k) that none of the parties to the Document carries on business from premises in Bermuda, at which it employs staff and pays salaries and other expenses; and (1) that on the date of entering into the Document the Company is and after entering into the Document will be able to pay its liabilities as they become due.

The obligations of the Company under the Document (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Document which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

Ex. D-2 - 2

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter, except that any person who acquires a participation and becomes a Lender under the Credit Agreement may rely on this opinion subject to the entirety of the advice given to you and to the extent that you can rely on it.

On the basis of and subject to the foregoing, we are of the opinion that:

1.                                    The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.                                    The Company has the necessary corporate power and authority to enter into and perform its obligations under the Document. The execution and delivery of the Document by the Company and the performance by the Company of its obligations thereunder will not violate the memorandum of association or bye-laws of the Company nor any applicable law, regulation, order or decree in Bermuda.

3.                                    The Company has taken all corporate action required to authorise its execution, delivery and performance of the Document. The Document has been duly executed and delivered by or on behalf of the Company, and constitutes the valid and binding obligations of the Company in accordance with the terms thereof.

4.                                    No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of Bermuda or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Document, except such as have been duly obtained in accordance with Bermuda law.

5.                                    It is not necessary or desirable to ensure the enforceability in Bermuda of the Document that it be registered in any register kept by, or filed with, any governmental authority or regulatory body in Bermuda. However, to the extent that the Document creates a charge over assets of the Company, it may be desirable to ensure the priority in Bermuda of the charge that it be registered in the Register of Charges in accordance with Section 55 of the Companies Act 1981. On registration, to the extent that Bermuda law governs the priority of a charge, such charge will have priority in Bermuda over any unregistered charges, and over any subsequently registered charges, in respect of the assets which are the subject of the charge. A registration fee of $557 will be payable in respect of the registration.

Ex. D-2 - 3

While there is no exhaustive definition of a charge under Bermuda law, a charge includes any interest created in property by way of security (including any mortgage, assignment, pledge, lien or hypothecation). As the Document is governed by the Foreign Laws, the question of whether it creates such an interest in property would be determined under the Foreign Laws.

6.                                  The Document will not be subject to ad valorem stamp duty in Bermuda and no registration, documentary, recording, transfer or other similar tax, fee or charge is payable in Bermuda in connection with the execution, delivery, filing, registration or performance of the Documents other than as stated in paragraph 5 hereof.

7.                                    There is no income or other tax of Bermuda imposed by withholding or otherwise on any payment to be made to or by the Company pursuant to the Document.

8.                                    Based solely upon a search of the Cause Book of the Supreme Court of Bermuda conducted at 8:55 a.m. on 30 May 2013 (which would not reveal details of proceedings which have been filed but not actually entered into the Cause Book at the time of our search), there are no judgments against the Company, nor any legal or governmental proceedings pending in Bermuda to which the Company is subject other than as set out in Schedule II hereto.

9.                                    The choice of the Foreign Laws as the governing law of the Document is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in Bermuda, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of Bermuda. The submission in the Document to the non-exclusive jurisdiction of the Foreign Courts is valid and binding upon the Company.

10.                            The courts of Bermuda would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against the Company based upon the Document under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of Bermuda; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to

Ex. D-2 - 4

11.                           the public policy of Bermuda; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and (f) there is due compliance with the correct procedures under the laws of Bermuda.

Yours faithfully,

Conyers Dill & Pearman Limited

Ex. D-2 - 5

Schedule I

CoBank, ACB, as Administrative Agent and Lead Arranger

5500 South Quebec Street

Greenwood Village

Colorado

80111

Lenders as of the date of the Credit Agreement

Ex. D-2 - 6

Schedule II

No.	Plaintiff	Defendant	Date of Writ	Amount	Appear.	Date	Attorney	Judgment Date Remarks

472	Application for Leave to Apply for Judicial Review and in the Matter of Bunge Limited (“Bunge”)		20-Dec-12				Conyers Dill & Pearman Limited

Ex. D-2 - 7

Exhibit E

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement, dated as of May 30, 2013 as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BUNGE LIMITED FINANCE CORP., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and COBANK, ACB, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.                        (the “Non-U.S. Lender”) is providing this certificate pursuant to subsection 2.13(e) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1.                 The Non-U. S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2.                 The Non-U. S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a)   the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)   the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3.                 The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881 (c)(3)(B) of the Code; and

4.                 The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U. S. LENDER]

By:
Name:
Title:

Date:

Ex. E - 1

Exhibit F

FORM OF COMMITMENT INCREASE SUPPLEMENT

COMMITMENT INCREASE SUPPLEMENT, dated                                       (this “Supplement”), to the Credit Agreement, dated as of May 30, 2013 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Bunge Limited Finance Corp. (the “Borrower”), the lenders parties thereto (the “Lenders”) and CoBank, ACB, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders;

W I T N E S S E T H :

WHEREAS, pursuant to subsection 2.1(c)(i) of the Agreement, the Borrower may, subject to the terms and conditions thereof, from time to time request an increase in the aggregate Commitments under the Agreement by requesting one or more Lenders to increase the amount of its Commitment;

WHEREAS the Borrower has delivered to the Administrative Agent a request to increase the aggregate Commitments pursuant to such subsection 2.1(c)(i); and

WHEREAS, pursuant to subsection 2.1(c)(ii) of the Agreement, the undersigned Increasing Lender now desires to increase the amount of its Commitment under the Agreement by executing and delivering to the Borrower and the Administrative Agent a supplement to the Agreement in substantially the form of this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.                                    The undersigned Increasing Lender agrees, subject to the terms and conditions of the Agreement, that on the date this Supplement is accepted by the Borrower and acknowledged by the Administrative Agent, its Commitment shall be increased by $                                               , thereby making the amount of its Commitment $                                 .

2.                                    The Borrower hereby represents, warrants and covenants that, on the date hereof and the effective date of the increase in the Increasing Lender’s Commitment effected hereby, each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents is and shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless any representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date); provided that, the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.9, 3.13, 3.14 and 3.15 shall be true and correct in all respects on and as of such date as if made on and as of such date.

3.                                    The Guarantor hereby represents, warrants and covenants, on the date hereof and the effective date of the increase in the Increasing Lender’s Commitment effected hereby, that each of the representations and warranties made by the Guarantor and each of its Subsidiaries in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless any representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date).

Ex. F - 1

4.                                    Terms defined in the Agreement shall have their defined meanings when used herein.

5.                                    This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

6.                                    This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

Signature page follows.

Ex. F - 2

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER],
as Increasing Lender

By:
Name:
Title:

Agreed and accepted this               day of

                 ,        .

BUNGE LIMITED FINANCE CORP., as Borrower

By:
Name:
Title:

BUNGE LIMITED, as Guarantor

By:
Name:
Title:

Acknowledged this               day of

               ,       .

COBANK, ACB,
as Administrative Agent

By:
Name:
Title:

Ex. F - 3

Exhibit G

FORM OF ADDITIONAL LENDER SUPPLEMENT

ADDITIONAL LENDER SUPPLEMENT, dated                                                (this “Supplement”), to the Credit Agreement, dated as of May 30, 2013 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Bunge Limited Finance Corp. (the “Borrower”), the lenders parties thereto (the “Lenders”) and CoBank, ACB, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders;

W I T N E S S E T H :

WHEREAS, the Agreement provides in subsection 2.1(c)(ii) thereof that a financial institution, although not originally a party thereto, may become a party to the Agreement following request by the Borrower, with the consent of the Administrative Agent, by executing and delivering to the Borrower and the Administrative Agent a supplement to the Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Additional Lender was not an original party to the Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.    The undersigned Additional Lender agrees to be bound by the provisions of the Agreement and agrees that it shall, on the date this Supplement is accepted by the Borrower and acknowledged by the Administrative Agent, become a Lender for all purposes of the Agreement to the same extent as if originally a party thereto, with a Commitment of $                       .

2.    The undersigned Additional Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(g) and (h) thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Agreement and will perform all the obligations which by the terms of the Agreement are required to be performed by it as a Lender.

3.   The undersigned’s address for notices for the purposes of the Agreement is as follows:

[Address]
Attention:
Tel. No.:
Telecopy:

Ex. G - 1

4.   The Borrower hereby represents, warrants and covenants that, on the date hereof and the effective date of addition of the Additional Lender as a party to the Credit Agreement effected hereby, each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents is and shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless any representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date); provided that, the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.9, 3.13, 3.14 and 3.15 shall be true and correct in all respects on and as of such date as if made on and as of such date.

5.   The Guarantor hereby represents, warrants and covenants, on the date hereof and the effective date of the addition of the Additional Lender as a party to the Credit Agreement effected hereby, that each of the representations and warranties made by the Guarantor and each of its Subsidiaries in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless any representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date).

6.   Terms defined in the Agreement shall have their defined meanings when used herein.

7.   This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

8.   This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

Signature page follows.

Ex. G - 2

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF ADDITIONAL LENDER],
as Additional Lender

By:
Name:
Title:

Agreed and accepted this           day of

                      ,         .

BUNGE LIMITED FINANCE CORP., as Borrower

By:
Name:
Title:

BUNGE LIMITED, as Guarantor

By:
Name:
Title:

Agreed and accepted this           day of

                      ,         .

COBANK, ACB,

as Administrative Agent

By:
Name:
Title:

Ex. G - 3

Exhibit H

FORM OF PHASE II EFFECTIVE DATE REQUEST

Dated as of:                    , 2013

CoBank, ACB

5500 South Quebec Street

Greenwood Village, Colorado 80111

Attention: Administrative Agent

Ladies and Gentlemen:

This Phase II Effective Date Request is delivered to you under Section 2.1(b) of the Credit Agreement dated as of May 30, 2013 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Bunge Limited Finance Corp. (the “Borrower”), the Lenders party thereto (the “Lenders”) and CoBank, ACB, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Borrower hereby requests that the Phase II Effective Date occur on                       , 2013, which date is not more than 30 and not less than 3 Business Days following the date hereof, and in any event not later than December 15, 2013. The Borrower hereby represents, warrants and covenants that the conditions to the occurrence of the Phase II Effective Date as set forth in the Credit Agreement will be satisfied at the time of the requested Phase II Effective Date.

IN WITNESS WHEREOF, the undersigned has executed this Phase II Effective Date Request on behalf of the Borrower on the date referenced above.

BUNGE LIMITED FINANCE CORP.,
as Borrower

By:

Name:

Title:

Ex. H - 1

Exhibit I

CLOSING DATE VOTING PARTICIPANTS

Name	Participation Amount	Notice Address	Voting Participant?

Ex. I - 1